EXHIBIT 10.2
[EXECUTION COPY]

AGREEMENT OF LEASE

BETWEEN

ONE-TWO JERICHO PLAZA OWNER, LLC,
LANDLORD

AND

NATHAN’S FAMOUS SERVICES, INC.,
TENANT

Premises located at
One Jericho Plaza
Jericho, New York 11753

Dated: September 11, 2009

TABLE OF CONTENTS

Article 1
Demised Premises and Lease Term	1

Article 2
Basic Rent and Additional Rent	7

Article 3
Use - Name of Building	11

Article 4
Repairs - Business Machines	11

Article 5
Changes, Alterations, Etc.	13

Article 6
Compliance with Laws	15

Article 7
Assignment, Subletting, Mortgaging, Etc.	16

Article 8
Indemnification by Tenant	19

Article 9
Services	20

Article 10
Inspection By Landlord - Right To Enter	23

Article 11
Condemnation	24

Article 12
Fire and Other Casualty and Required Insurance	25

Article 13
Subordination	28

Article 14
Certificates by Tenant and Landlord	29

Article 15
Events of Default	30

Article 16
Waivers	32

Article 17
Landlord May Cure Defaults	34

Article 18
Miscellaneous Provisions	34

Article 19
Quiet Enjoyment	36

Article 20
Definitions	36

Article 21
Surrender	37

Article 22
Notices	37

Article 23
Rules and Regulations	38

Article 24
No Representations by Landlord	38

Article 25
Inability to Perform	38

Article 26
Broker	39

Article 27
Successors and Assigns	39

Article 28
Exculpation	39

Article 29
Article Headings	40

Article 30
Antenna System	40

Article 31
Renewal Option	41

Article 32
Intentionally Omitted	43

Article 33
Storage Space	43
Exhibit A - Floor Plan
Exhibit B – Landlord’s Construction Rules and Regulations
Exhibit C – LANDLORD”S PRE-APPROVED CONTRACTORS
EXHIBIT D - cleaning specifications
Exhibit E – rules and regulations
Exhibit F- parking diagram
Exhibit G – STORAGE SPACE
EXHIBIT H - Subordination, Non-Disturbance and Attornment Agreement

AGREEMENT OF LEASE made the 11th day of September, 2009, between ONE-TWO JERICHO OWNER, LLC , a New York limited liability company, having its office at Two Jericho Plaza, Jericho, New York 11753 (hereinafter called “Landlord”) and NATHAN’S FAMOUS SERVICES, INC., a Delaware corporation having offices at _________________________(hereinafter called “Tenant”).

WITNESSETH:

ARTICLE 1

Demised Premises and Lease Term

Section 1.1      Landlord is the fee owner of the land (the “Land”) and premises known and designated on the Nassau County Land and Tax Map as Section 11, Block 355, Lot 32, lying and being situate in Jericho, Town of Oyster Bay, Nassau County, New York.

Section 1.2     The Building on the premises is a three (3) story office building consisting of two (2) wings known as Wings A and B and generally known as and by the street address One Jericho Plaza, Jericho, New York (the “Building”).

Section 1.3      Subject to the terms, covenants and conditions of this Lease, Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the twelve thousand five hundred eighty-two (12,582) square feet of rentable floor space on the second (2nd ) floor in Wing A of the Building, as shown on the floor plan (the “ Floor Plan”) thereof annexed hereto and made a part hereof as Exhibit A (the “ Demised Premises”), which Building the parties hereto agree contains, in the aggregate, two hundred seventy eight thousand three hundred twenty five (278,325) square feet of rentable floor space.  Tenant approves and accepts the aforesaid calculations for the purposes of this Lease, and has examined and accepts the aforesaid floor plan.

Section 1.4      The term of this Lease shall be ten (10) years, commencing on January 1, 2010 (the “ Commencement Date”), subject to the terms of this Lease, and expiring on December 31, 2019 (the “ Expiration Date”), subject to the Renewal Option (as hereinafter defined in Section 31).

Section 1.5      Tenant’s obligation to pay Basic Rent (as hereinafter defined in Section 2.1) shall commence one (1) year after the Commencement Date (the “ Rent Commencement Date”), subject to a Landlord Delay (as defined in Section 2.2) or as otherwise discussed in Section 1.22 and in Section 2.2.

Section 1.6      Effective as of the date of this Lease (the “ Effective Date”), each party covenants and agrees that it shall keep and abide by all of the express  terms, conditions and covenants of this Lease on its part to be performed as of such date , it being understood that although the Demised Premises shall not have been delivered to Tenant as of the Effective Date, such terms, covenants and conditions of this Lease shall be binding and enforceable on both parties as of the Effective Date , subject, however to Tenant’s remedies expressly provided in this Article 1 of the Lease.

Section 1.7      Tenant shall endeavor to complete the performance of certain work (“ Tenant’s Work”) on or before the Commencement Date  which will be set forth in the Plans and Construction Drawings (as said terms are hereinafter defined) and obtain any required certificate of occupancy or completion in connection therewith  in compliance with Landlord’s Construction Rules and Regulations annexed hereto as  Exhibit B

Section 1.8      (a)  As used herein, “ Tenant’s Work” shall mean and include all interior finish work and all other improvements on or within the Demised Premises necessary for Tenant to utilize the Demised Premises pursuant to the permitted uses described in Section 3.1 of the Lease.  Tenant shall be exclusively responsible for performing Tenant’s Work, and Landlord shall have no obligation to perform any aspect of Tenant’s Work, except as specifically set forth herein.

(b)  Tenant shall construct the Demised Premises in accordance with those design, development and building plans and specifications as which will be prepared by Tenant and approved by Landlord (the “Plans”), which Plans shall be in form and detail sufficient for submission to all appropriate governmental agencies for permits and approvals.  Landlord shall provide Tenant with an allowance of One and 15/100 ($1.15) Dollars per rentable square foot of the Demised Premises (i.e. Fourteen Thousand Four Hundred Sixty Nine and 30/100 ($14,469.30) Dollars) (the “ Tenant Plans Allowance”) for Tenant’s preparation of the Plans.  Tenant will prepare the Plans as soon as reasonably practicable following the Effective Date.    Within thirty (30) days of Tenant’s demand, at Tenant’s sole option, Landlord shall pay the Tenant Plans Allowance to (i) Tenant or (ii) Tenant’s architect.

Section 1.9      a)  Landlord agrees to approve or reject or object to Tenant’s Plans within ten (10) business days after Tenant’s Plans shall be delivered to Landlord.  If Landlord has not responded to the delivery by Tenant of Tenant’s Plans within said ten (10) business day period, Tenant’s Plans shall be deemed approved.

(b) In the event Tenant disagrees with any of Landlord’s requested changes, then, in that event, the parties shall promptly and diligently, in good faith, attempt to resolve any differences.  In the event that no disagreement exists, Tenant shall use commercially reasonable efforts complete a second set of Plans (the “ Revised Plans”) and deliver same to Landlord within five (5) business days of Tenant’s receipt of Landlord’s comments or such additional reasonable time as is necessary for Tenant to complete same.  Landlord’s approval of amendments and modifications to Tenant’s Plans shall not be unreasonably withheld, conditioned or delayed.  Landlord shall have five (5) business days after its receipt of the Revised Plans in which to approve or reject such Revised Plans.  In the event Landlord rejects such Revised Plans, the parties shall promptly and diligently, in good faith, attempt to resolve any differences.  Upon Landlord’s acceptance of the Revised Plans (the “ Final Plans”), Landlord and Tenant shall initial all pages of the Final Plans and each party shall receive a full set of initialed Final Plans.  After Landlord has approved the Final Plans, Tenant  shall make no changes thereto without the prior written consent of Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed.

                          (c) After approval of the Plans by Landlord, Tenant will promptly prepare a full set of construction drawings which shall incorporate all elements of the Plans (the “ Construction Drawings”) and which shall be consistent with the Plans.  Tenant shall submit the Construction Drawings to Landlord for its consent.  If Landlord does not respond to Tenant within ten (10) business days after receipt, Landlord’s approval of Tenant’s Construction Drawings shall be deemed to have been given.  The Construction Drawings shall be sufficient, as required by the Town of Oyster Bay, to procure a building permit.

(d) Landlord shall deliver to Tenant, within five (5) business days after receipt of such Construction Drawings from Tenant, any reasonable comments or requests for changes, which Landlord may have with respect thereto.  In the event Tenant disagrees with any of Landlord’s requested changes, then, in that event, the parties shall promptly and diligently, in good faith, attempt to resolve any differences.  In the event that no disagreement exists, Tenant shall use commercially reasonable efforts to complete a second set of construction drawings (the “ Revised Drawings”) and deliver the Revised Drawings to Landlord within five (5) business days of its receipt of Landlord’s comments or such additional reasonable time as is necessary to complete same.  Landlord shall have five (5) business days after its receipt of the Revised Drawings in which to approve or reject such Revised Drawings.  In the event Landlord rejects such Revised Drawings, the parties shall promptly and diligently, in good faith, attempt to resolve any differences.  Upon Landlord’s acceptance of the Revised Drawings or the Construction Drawings, as the case may be, Tenant shall submit such final construction drawings (the “ Final Drawings”) to the Town of Oyster Bay and shall promptly procure a building permit.  After the Final Drawings have been approved by Landlord, Tenant shall make no changes thereto without the prior written consent of Landlord, in each instance, except for non-material changes directed by the applicable municipality that do not materially interfere or impact the design, function, appearance or quality of the Demised Premises and do not increase the Tenant Allowance (as defined in Section 1.10) or the Tenant Plans Allowance.  Landlord shall not unreasonably withhold, condition or delay its consent to the Plans, and Landlord’s rejection of or objection to the Plans shall be deemed reasonable if, in Landlord’s reasonable determination, the Plans need to be modified in order to safeguard the structural integrity and systems of the Building.

            Section 1.10      In addition to the Tenant Plans Allowance, Landlord shall reimburse Tenant up to a maximum of Thirty-Five and 00/100 ($35.00) Dollars per rentable square foot of the Demised Premises (i.e. Four Hundred Forty Thousand Three Hundred Seventy and 00/100 ($440,370.00) Dollars) (the “ Tenant Allowance”) for costs incurred directly by Tenant in its performance of Tenant’s Work (except for any costs incurred by Tenant in Tenant’s preparation of the Plans), including demolition (the “ Demolition Work”) prior to the commencement of Tenant’s Work.  Tenant may use the Tenant Allowance in its discretion in connection with the design and construction of the Demised Premises and all other work performed in connection with readying the Demised Premises for Tenant’s initial occupancy, including wiring, computer and telecommunications systems, furniture, engineering and architectural fees, and other professional fees.

Section 1.11      (a) Tenant’s Work shall be performed in compliance with Legal Requirements (as hereinafter defined in Section 1.12) and all necessary permits, licenses, signoffs and approvals required to be obtained for the completion of Tenant’s Work shall be obtained by Tenant. Upon the completion of Tenant’s Work, the Demised Premises shall be in compliance with all Legal Requirements, including all  building codes, public authorities, and Tenant shall ensure that the Demised Premises shall fully comply with the same throughout the term of this Lease.  Notwithstanding the foregoing, in the event that as of the date of this Lease there exist as to the Demised Premises any violations of record or conditions if not remediated would cause the issuance of a violation, including, without limitation, any fire safety violations regarding ingress and egress or the absence of sufficient ceiling draft curtain walls (collectively, “ Landlord’s Violations”), which may in any way impede or delay Tenant from obtaining any permits or approvals in connection with Tenant’s Work (collectively, the “Approvals”), Landlord shall promptly make commercially reasonable efforts to remove or remediate same, subject to Section 1.22.

(b)  All of Tenant's Work and its entry and access to the Demised Premises shall be done in such a manner so as not to interfere with, delay, or impose any expense upon Landlord in the maintenance of the Building; nor to interfere with the operations of other tenants in the Building; nor to physically adversely affect any part of the Building outside the interior of the Demised Premises; nor (in Landlord's sole judgment) to impair the structural integrity of the Building nor affect the proper functioning of any of the mechanical, electrical, HVAC, plumbing, sanitary or other systems of the Building not exclusively serving the Demised Premises; nor violate any of Landlord's rules or regulations affecting the Building or the Demised Premises or any Legal Requirements.  Notwithstanding anything herein contained to the contrary, Tenant shall, at Tenant's sole cost and expense, make all repairs to the Building necessitated by Tenant's Work, and shall keep and maintain in good order and condition all installations arising from and all defects in Tenant's Work, and shall make all necessary replacements thereto.

Section 1.12      As used herein, " Legal Requirements " shall mean all present or future laws, statutes and ordinances including building codes and zoning regulations and ordinances ordinary and extraordinary, foreseen or unforeseen, and the orders, rules, regulations, directives, recommendations and requirements of all federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof, or of any official thereof, or of any other governmental, public or quasi-public authority, including all requirements of the Americans With Disabilities Act, or of the National Board of Fire Underwriters or other body having similar functions.

Section 1.13      Nothing contained in this Lease shall be deemed to require Tenant to use union labor to perform Tenant’s Work, provided that Tenant's contractor(s) shall conduct the performance of its work in such manner so as to avoid labor disputes and disruptions which will interfere with other work in or the operation or use of the Building.  Tenant’s contractors shall be required to work in harmony with other contractors at the Building.  Contractors and subcontractors performing Tenant’s Work shall deliver to Landlord certificates of insurance as proof of insurance prior to the commencement of Tenant’s Work.

Section 1.14 Tenant shall be responsible for all fire protection work in the Demised Premises, including obtaining all necessary approvals and inspections as required by the Landlord's insurance carrier.

Section 1.15 Tenant shall diligently prosecute all applications for approvals, permits, authorizations and certificates issued by governmental agencies of the State of New York, County of Nassau and Town of Oyster Bay which are required for the performance of Tenant's Work and to operate the Demised Premises for the permitted uses.  Landlord agrees to join in Tenant's applications for required permits and approvals (at the cost and expense of Tenant), and to reasonably cooperate with Tenant in connection therewith.

Section 1.16      In connection with Tenant’s Work and the Tenant Allowance:

(a) Landlord shall not be required to make any reimbursement of the Tenant Allowance more often than once per month.

(b) Tenant shall provide an invoice from Tenant’s general contractor specifying in reasonable detail the nature of the work performed or materials purchased for which payment is being requested, as well as a certificate from Tenant’s architect on a standard AIA G702 requisition form with respect to any payment request.  Each of said requisitions shall also be accompanied by waivers of lien from Tenant’s general contractor and other contractors (with respect to such portion of Tenant’s Work being paid at such time, to the extent obtainable, and in any event with respect to those portions of Tenant’s Work for which payments have theretofore been made) with respect to the work performed for which payment is sought.

             (c) Notwithstanding anything to the contrary herein, in the event that it is determined that Tenant has received a notice of violation of any Legal Requirements in connection with Tenant’s Work, Landlord shall be entitled to withhold payments of Tenant’s Allowance until such violation is removed or the condition is remedied by Tenant.

             (d) Except as to payment for the Demolition Work, Landlord may retain five (5%) percent of each Tenant reimbursement request of Tenant’s Allowance until a certificate or temporary certificate of occupancy is issued for Tenant’s Work and Tenant delivers the AutoCAD file reflecting Tenant’s Work.

Section 1.17   Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Demised Premises, the Building or against Tenant’s leasehold interest in the Demised Premises, by reason of or in connection with Tenant’s Work.  In the event that any such lien is filed against all or any part of the Demised Premises, the Building or against Tenant’s leasehold interest in the Demised Premises, Tenant shall be required to either discharge the lien by payment or file a bond as required by law.

Section 1.18    Upon completion of Tenant’s Work, Tenant shall deliver to Landlord certificates or temporary certificate of occupancy and/or completion covering all of Tenant’s Work and the AutoCAD file reflecting Tenant’s Work.

Section 1.19      (a)  In connection with Tenant’s Work, for any and all subcontractors (collectively, the “ Designated Trades”) intending to perform work (the “ Designated Trades Work”) comprising either (i) refuse removal, (ii) roofing, (iii) mechanical, electrical, plumbing and fire prevention systems or (iv) lock installations (except for electromagnetic locks), Tenant shall only use the contractors and vendors as listed on Exhibit C attached hereto or subsequently designated by Landlord (collectively, the “ Landlord’s Pre-Approved Contractors”).  Tenant may solicit bids from contractors seeking to perform the Designated Trades Work other than Landlord’s Pre-Approved Contractors (except for refuse removal) (the “ Other Contractors”), provided however that each of Landlord’s Pre-Approved Contractors shall have the right to match the lowest bid for the applicable work received by Tenant from any such Other Contractors.  In such event, Landlord shall have the right, but not the obligation, to compel Tenant to use any of Landlord’s Pre-Approved Contractors for the applicable Designated Trades Work provided that (i) Landlord shall pay (in addition to the Tenant Allowance and Tenant Plans Allowance) the difference between the subject bids, (ii) the applicable Landlord Pre-Approved Contractor is able to adequately perform the work required by Tenant and (iii) the applicable Landlord Pre-Approved Contractor shall maintain customary insurance coverage as is required by Landlord, and the holder of any mortgage encumbering the Building for the applicable Designated Trades Work.  In the event that (i) the applicable Landlord Pre-Approved Contractor does not match the lowest bid received by Tenant from any such Other Contractors for the applicable Designated Trades Work, and (ii) Landlord does not pay the difference between the foregoing subject bids, then Tenant shall be permitted to use any such applicable Other Contractor for the performance of the applicable Designated Trades Work.  Notwithstanding the foregoing, in no event shall Tenant be permitted to use contractors or vendors without Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed.  In the event Tenant utilizes Tenant’s Other Contractor for the performance of any of the Designated Trades Work, Landlord shall, at all times, cooperate in a commercially reasonable manner with said contractor.  In the event that any labor strife occurs as a result of the selection of a particular contractor or vendor selected by Tenant, Tenant shall replace such contractor or vendor following Landlord’s reasonable approval.

Section 1.20      Landlord represents and covenants to Tenant that on the Commencement Date,  the Demised Premises shall, to the best of Landlord’s knowledge, be free of all asbestos-containing materials and hazardous substances (as such term is defined in the Comprehensive Environmental Response and Liability Act) and shall be in compliance with all applicable codes and regulations enacted pursuant to any federal, state or local governmental law or regulation, inclusive of the provisions of the Americans With Disabilities Act of 1992.  Landlord shall be solely responsible for the removal of all asbestos-containing materials in the Demised Premises.

Section 1.21      Contemporaneously with the Effective Date, Landlord shall deliver possession of the Demised Premises to Tenant vacant and free of any and all leases, tenancies and occupants.

Section 1.22      In the event that the Town of Oyster Bay or any other applicable agency or municipality requires as a condition of the issuance of the Approvals certain work (the “ Fire Protection Work”) regarding ingress and egress or the installation of draft curtain walls other than work required to be performed by Landlord pursuant to Section 1.11 (a), (i) Tenant shall be solely responsible for any and all costs in connection with such Fire Protection Work within the Demised Premises and (ii) the Rent Commencement Date shall be extended concurrently with the time to amend the Plans, if required, and perform such Fire Protection Work, up to a maximum of sixty (60) days, in the aggregate.

ARTICLE 2

Basic Rent and Additional Rent

Section 2.1      Tenant covenants and agrees, as conditions of this Lease, to keep and abide by all of the terms, covenants and conditions of this Lease on the part of Tenant to be performed and to pay Basic Rent and electric for the Demised Premises as set forth in the following schedule.

Lease Year	Annual Basic Rent	Monthly Basic Rent	Annual Electric*	Monthly Electric*
1	$385,638.36	$32,136.53	$42,149.76	$3,512.48
2	$393,351.12	$32,779.26	$42,149.76	$3,512.48
3	$401,218.20	$33,434.85	$42,149.76	$3,512.48
4	$409,242.60	$34,103.55	$42,149.76	$3,512.48
5	$417,427.44	$34,785.62	$42,149.76	$3,512.48
6	$425,775.96	$35,481.33	$42,149.76	$3,512.48
7	$434,291.52	$36,190.96	$42,149.76	$3,512.48
8	$442,977.36	$36,914.78	$42,149.76	$3,512.48
9	$451,836.96	$37,653.08	$42,149.76	$3,512.48
10	$460,873.68	$38,406.14	$42,149.76	$3,512.48

For Tenant’s convenience, Basic Rent and electric payments shall be payable in equal monthly installments on the first day of each month during the term of the Lease, in advance.  For the purposes of this Lease, the term “lease year” shall mean for (a) the first lease year, the one (1) year period commencing on the Commencement Date plus, if the Commencement Date is not the first day of a calendar month, the number of days between the Commencement Date and the end of the month in which the Commencement Date occurs and (b) each lease year thereafter, the one (1) year period commencing on the expiration of the preceding lease year.  If the Commencement Date occurs on a day other than the first day of the month, Basic Rent for the first month of the term shall be apportioned.  Such first month’s Basic Rent shall be due and payable on Tenant’s execution of this Lease.

Section 2.2      (a) Tenant shall not be required to pay Basic Rent for the Demised Premises (but shall pay Storage Rent as hereinafter defined and as set forth in Section 33.2 of this Lease) during the first (1st ) lease year and during the last two (2) months of the initial term of the Lease, provided that Tenant is not in default under this Lease beyond any applicable grace or cure periods  at the time of such abatement of rent, or such later date if Tenant cures said default.  Tenant’s obligation to pay Additional Rent (as hereinafter defined) shall commence as of the Commencement Date. “Additional Rent” shall mean all other charges, costs, damages and fees, including Tax Payments (as defined in Section 2.7) under this Lease, which do not constitute Basic Rent.

* Electric is subject to escalation and adjustment pursuant to Article 9.

(b)  Notwithstanding any other provision to the contrary contained herein, in the event that Tenant fails to substantially complete Tenant’s Work by the Commencement Date and such failure is due solely to a Landlord Delay, the Commencement Date and the Rent Commencement Date shall be extended one (1) day for each day of delay between the Commencement Date and the date that Tenant’s Work has been substantially completed.  Further notwithstanding any other provision to the contrary contained herein, Tenant’s failure to substantially complete Tenant’s Work by the Commencement Date due to any reason other than Landlord Delay shall in no way create an event of default or in any way impact or affect Tenant’s obligations under this Lease.

 (c)   The term “ Landlord Delay” shall mean any delay attributable solely to Landlord and not an Unavoidable Delay (as defined in Section 25.2) and, shall include, (i) Landlord’s failure to grant timely approvals or consents as required hereunder, (ii) material interference by Landlord with Tenant’s Work which is not otherwise permissible under this Lease or which may be required under a Legal Requirement (unless due to Landlord’s failure to have complied with a Legal Requirement), (iii) failure by Landlord to make freight elevators or Building personnel reasonably available in connection with Tenant’s Work or Tenant’s move-in to the Demised Premises, (iv) Landlord’s failure to remove or remediate any Landlord Violations, (v) failure by Landlord to reasonably cooperate with Tenant and (vi) failure by Landlord to complete its demolition of the Demised Premises within two (2) weeks following the unconditional delivery to Landlord of the Lease and a work order for the demolition, each executed by Tenant, provided that any of the matters identified in subsections (i) through (vi) above causes a delay in the permitting or construction of Tenant’s Work, or in Tenant’s procurement of any temporary or permanent certificate of occupancy or other required governmental certificate or “sign off” needed in connection with the completion of Tenant’s Work and Tenant’s right to occupy the Demised Premises after such completion.

Section 2.3             Tenant acknowledges and agrees that Landlord is or may be accorded certain real estate tax abatement advantages pursuant to State and Local Laws, and Tenant shall derive or share in the benefit of such abatement.

Section 2.4             For the purposes of determining Tenant’s share of increases in Taxes, as such term is hereinafter defined, the parties agree that the total content of the Building is two hundred seventy eight thousand three hundred twenty five (278,325) square feet; that the Demised Premises contain twelve thousand five hundred eighty two (12,582) square feet and that the percentage of increases chargeable to Tenant for increases in Taxes is 4.52% (which percentage is herein referred to as “ Tenant’s Proportionate Share”).

Section 2.5             For the purposes of this Article 2 and other provisions of this Lease:

(a)           The term “Taxes” shall mean (i) the real estate taxes, assessments and special assessments imposed upon the Land, Building and all other improvements, betterments or facilities located on, appurtenant to, or benefiting, the Land by any federal, state, municipal or other governments or governmental bodies or authorities, as well as all charges for water and sewer, whether measured by meter or otherwise, and whether or not any of the foregoing are not final assessments or are the basis of any proceeding instituted or commenced to contest the amount or validity of any of the same, and (ii) any expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Land, Building and all other improvements, betterments or facilities located on, appurtenant to, or benefiting the Land, which expenses shall be allocated to the Base Tax Year or the Tax Year to which such expenses relate, to the extent that Landlord is successful in such proceeding . If at any time during the term of this Lease the methods of taxation prevailing on the date hereof shall be altered so that in lieu of, or as an addition to or as a substitute for, the whole or any part of such real estate taxes, assessments and special assessments now imposed on real estate there shall be levied, assessed or imposed (x) a tax, assessment, levy, imposition, license fee or charge wholly or partially as a capital levy or otherwise on the rents received therefrom or (y) any other such additional or substitute tax, assessment, levy, impositions, fees or charges or the part thereof so measured or based shall be deemed to be included within the term “Taxes” for the purposes thereof.  Taxes shall not mean income, taxes, franchise, gift, excise, transfer, capital stock, estate, succession or inheritance taxes or penalties or interest for late payment of any tax in respect of which Tenant shall have duly made payment of Additional Rent as herein provided.

(b)           The term “Base Tax Year” shall, for (i) Town and County taxation purposes, mean calendar year 2010 and (ii) State and school district taxation purposes, mean the 2009/2010 fiscal tax year.

(c)           The term “Base Taxes” shall mean the Taxes for the Base Tax Year.

(d)           The term “Tax Year” shall, for (i) Town and County taxation purposes, mean the period of twelve (12) calendar months beginning on January 1, 2010, and each succeeding twelve (12) month period thereafter and (ii) State and school taxation purposes, mean the period of twelve (12) calendar months beginning on July 1, 2009, and each succeeding twelve (12) month period thereafter.

(e)           The term “ Tax Statement” shall mean a written statement prepared by Landlord or its agent, setting forth Landlord’s computation of the sum payable by Tenant under this Article 2 for a specified Tax Year or portion thereof, as the case may be.

Section 2.6             If the real estate fiscal tax year of the Town of Oyster Bay, the school district in which the Building is located, the County of Nassau, State of New York or any other entity to whom Taxes are paid or who levies, assesses or imposes Taxes shall be changed during the term hereof, any Taxes for a real estate fiscal tax year, a part of which is included within a particular Tax Year and a part of which is not so included shall be apportioned on the basis of the number of days in the real estate fiscal tax year included in the particular Tax Year for the purpose of making the computations under Section 2.6.

Section 2.7             If the Taxes for any Tax Year during the term of this Lease exceed the Base Taxes, Tenant shall pay for such Tax Year an amount (herein called “ Tax Payment”) equal to Tenant’s Proportionate Share of the excess.  The first payment due Landlord under this Section 2.6 shall be due and payable in full within fifteen (15) days of Landlord’s furnishing Tenant with a Tax Statement for the entire applicable Tax Year.  Thereafter, until Landlord shall furnish Tenant with a Tax Statement for the then Tax Year, Tenant shall, as an “on account” payment against the Tax Payment for the then Tax Year, pay to Landlord on the first day of each month in advance an amount determined by dividing the Tax Payment for the preceding Tax Year by the number of months between the first day of the month subsequent to Tenant’s receipt of such statement and the end of the then Tax Year; (b) promptly after the Tax Statement for such Tax Year is furnished to Tenant, Landlord shall give notice to Tenant stating whether the installments of the Tax Payment previously made for such Tax Year were greater or less than the installments of the Tax Payment to be made for such Tax Year in accordance with the Tax Statement, and (i) if there shall be a deficiency, Tenant shall pay the amount thereof within fifteen (15) days after demand therefor, or (ii) if there shall have been an overpayment, Landlord shall promptly either refund to Tenant the amount thereof or permit Tenant to credit the amount thereof against subsequent payments under this Article 2; and (c) on the first day of the month following the month in which the Tax Statement is furnished to Tenant, and monthly thereafter throughout the remainder of such Tax Year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Tax Payment shown on the Tax Statement. If there shall be any increase in the Taxes for any Tax Year, whether during or after such Tax Year, or if there shall be any decrease in the Taxes for any Tax Year during such Tax Year, Landlord shall furnish to Tenant a revised Tax Statement for such Tax Year, and the Tax Payment for such Tax Year shall be adjusted and paid or refunded, as the case may be, substantially in the same manner provided in the preceding sentence.

Section 2.8             In lieu of billing Tenant in a lump sum payment for the full Tax Payment as provided in Section 2.6 above, Landlord, at its option, may bill Tenant monthly or quarterly for Tenant’s Proportionate Share of the excess of any installment of Taxes for any Tax Year over the corresponding installment of Base Taxes, each of which payments shall be made by Tenant to Landlord no later than fifteen (15) days prior to the date on which each such installment of Taxes shall be payable to the appropriate tax receiving authority.

Section 2.9             If the Base Taxes are reduced as a result of an appropriate proceeding or otherwise, Landlord shall give notice to Tenant of the amount by which Tax Payments previously made were less than the Tax Payments required to be made under this Article, and Tenant shall pay the amount of the deficiency within ten (10) days after demand therefor.

Section 2.10           If, as a result of a certiorari proceeding, Landlord shall receive a refund of the Taxes for any Tax Year, Landlord shall either pay to Tenant, or permit Tenant to credit against subsequent payments under this Article, Tenant’s Proportionate Share of the net refund (after deducting from such total refund the costs and expenses, including, but not limited to, appraisal, accounting and legal fees of obtaining the same, to the extent that such costs and expenses were not included in the Taxes for such Tax Years); provided, however, such payment or credit to Tenant shall in no event exceed Tenant’s Tax Payment paid for such Tax Year.

Section 2.11           If a Tax Year commences or ends before or after the commencement or expiration or termination of the term of this Lease, the Tax Payment thereof shall be prorated to correspond to that portion of such Tax Year occurring within the term of this Lease.

Section 2.12           The parties agree that it is the obligation of Tenant to pay its Proportionate Share of any and all Taxes in each Tax Year over the Base Taxes whether the same result from increases in tax rates, increases in assessed valuation, a combination of both, or a combination of increases and decreases of such items, irrespective of the cause of the increase in Taxes.

Section 2.13           The payments due from Tenant to Landlord under this Article 2, other than Basic Rent, shall be, and hereby are deemed, Additional Rent and may be collected as such, and Tenant’s obligation to pay Basic Rent and Additional Rent shall survive the expiration or earlier termination of this Lease.

Section 2.14           Basic Rent, and Additional Rent and all other charges payable under this Lease shall be paid in lawful money of the United States at the office of Landlord, Two Jericho Plaza, Jericho, New York 11753, or at such other place as Landlord may from time to time designate, in advance.

ARTICLE 3

Use - Name of Building

Section 3.1             Tenant may use and occupy the Demised Premises for general, administrative and executive offices, and for Tenant’s accessory test kitchen facility  (including, but not limited to the preparation of foods for said facility) and for no other purposes.  The use of all or any portion of the Demised Premises other than the accessory tests kitchen facility for the preparation or storage of food is expressly prohibited.  Tenant shall not permit occupancy of the Demised Premises, which in the aggregate exceeds one (1) person for every two hundred (200) square feet of rentable area.  The Building may be designated and known by any name Landlord may choose, and such name may be changed from time to time at Landlord’s sole discretion.

ARTICLE 4

Repairs - Business Machines

Section 4.1             Tenant shall take good care of the Demised Premises and the fixtures and appurtenances therein.  All damage or injury to the Demised Premises and to such fixtures and appurtenances, or to the Building, or to its fixtures, appurtenances and equipment, caused by Tenant’s moving property in and out of the Building or the Demised Premises, or by installation or removal of fixtures, furniture or other property, or from any other cause, shall be repaired, restored or replaced promptly by Tenant, at its sole cost and expense.  All repairs, restorations and replacements shall be in quality and class equal to the original work or installations.  If Tenant fails to make such repairs, restorations or replacements, the same may be made by Landlord, upon ten (10) days written notice to Tenant, at Tenant’s expense, and the amounts spent by Landlord (together with interest thereon at the prime rate published by The Wall Street Journal plus five (5%) percent, or if such rate be illegal then at the highest permissible rate, from the date of Landlord’s expenditure through the date of Tenant’s payment in full) shall be collectible as Additional Rent, to be paid by Tenant within fifteen (15) days after rendition of a bill by Landlord.  Nothing contained in this Article 4 shall require Tenant to make any structural changes or changes to any Building systems except to the extent caused by the negligent acts or omissions of Tenant, its agents or employees or necessitated by Tenant’s particular manner of use and not for normal and customary ordinary office purposes.

Section 4.2              Landlord shall, at its expense, maintain and make all repairs and replacements structural and otherwise, necessary to keep in good order and repair the interior and exterior of the Building (including the roof and existing penetrations) and the public portions of the Building and the Land, as well as the Building’s mechanical equipment, plumbing, heating, air conditioning, gas and electricity, sprinkler and other systems, if any, except to the extent that such obligation is expressly Tenant’s under the Lease. Landlord shall use commercially reasonable efforts to perform any work pursuant hereto in such a manner so as to minimize interference with Tenant's business, provided no additional costs for labor and overtime premium are incurred thereby.  All repairs, restorations and replacements by either party shall be of a quality commensurate with similar class multi-tenanted office buildings located on Long Island, New York, and shall be done in good and workmanlike manner. Landlord shall maintain the parking lots, grounds and other exterior improvements in a manner commensurate with similar class multi-tenanted office buildings located on Long Island, New York, including, without limitation, repair, snow removal, parking lot striping, exterior lighting and the like.

Section 4.3             There shall be no allowance to Tenant for a diminution of rental value, and no liability on Landlord’s part, by reason of inconvenience, annoyance or injury to Tenant’s business arising from the making of repairs, alteration, additions or improvements in or to the Demised Premises or the Building, or to the fixtures, appurtenances or equipment thereof, by Landlord, Tenant or others.  Landlord will use good faith efforts to not interrupt Tenant’s use and enjoyment of the Demised Premises when making such repairs, alterations, additions or improvements, but the obligation to use good faith efforts shall not require Landlord to employ overtime labor or pay any premium or surcharge for labor or materials.

Section 4.4             Business machines and mechanical equipment belonging to Tenant which cause vibration, noise, cold or heat that may be transmitted to the Building’s structure, or to any leased space therein, to such a degree as to be objectionable to Landlord or to any other tenant in the Building, shall be placed and maintained by Tenant, at its sole expense, in settings of cork, rubber or spring-type vibration eliminators or other means sufficient to absorb and prevent such vibration, noise, cold or heat.

Section 4.5              Notwithstanding anything to the contrary contained in this Lease, if solely as a result of (a) Landlord’s failure to make any repairs Landlord is obligated to make pursuant to the terms of this Lease or (b) Landlord’s failure to supply any services required under this Lease (but excluding any failure caused by or as a result of any act or omission of Tenant, its agents or its employees), the Demised Premises shall become Untenantable (as hereinafter defined) for a period of five (5) consecutive business days (the “ Threshold Period”) after Tenant has given Landlord written notice of such Untenantability (as hereinafter defined), and if such Untenantability continues after the end of said Threshold Period, then Basic Rent and Additional Rent (including Storage Rent) payable hereunder shall be abated for the period commencing on the first day to occur following the expiration of such Threshold Period, and shall continue until the earlier of (i) the date on which the Demised Premises shall no longer be Untenantable and (ii) the date on which Tenant shall occupy all or any material portion of the Demised Premises for the substantially normal conduct of its business; provided, however, that (x) the commencement of the Threshold Period shall be extended one (1) day for each day that Landlord’s failure to make such repairs or supply such services is caused by Unavoidable Delay and (y) if the Untenantability is a result of a fire or other casualty, then Article XII shall govern and control.  As used in this Lease, the terms “Untenantable” or “Untenantability” shall mean the inability of Tenant to use substantially the entire Demised Premises for the conduct of Tenant’s business.

ARTICLE 5

Changes, Alterations, Etc.
Section 5.1             Tenant shall make no alterations, installations, additions or improvements, whether structural or nonstructural, including those of a decorative nature, in or to the Demised Premises without the prior written consent of Landlord.  All fixtures and all paneling, partitions, railings and like installations and all equipment and machinery installed in, or in connection with Tenant’s use or occupancy of, the Demised Premises at any time, either by Tenant or by Landlord on Tenant’s behalf shall, upon installation, become the property of Landlord and shall remain upon and be surrendered with the Demised Premises unless Landlord, by notice to Tenant no later than twenty (20) days prior to the date fixed as the expiration of this Lease, elects to relinquish Landlord’s right thereto and to have them removed, in which event the same shall be removed from the premises by Landlord on behalf of Tenant, at Tenant’s expense. Nothing in this section shall be construed to give Landlord title to, or to prevent Tenant’s removal of, trade fixtures, office furniture and equipment.  All such property permitted or required to be removed by Tenant prior to expiration of the term of this Lease and not removed by Tenant prior to such expiration shall be deemed abandoned, and shall become Landlord’s property.  Tenant agrees that Landlord may remove and dispose of any such abandoned property.  Tenant agrees to reimburse Landlord, within ten (10) days from the rendition of a bill by Landlord to Tenant, for all costs and expenses reasonably incurred by Landlord in removing and disposing of any such abandoned property or property which Landlord had removed on behalf of Tenant and in repairing any damage to the Building or Demised Premises caused by such removal.  Tenant agrees to indemnify and hold Landlord harmless for any loss, damage or claim relating to Landlord’s removal or disposition of such abandoned property by any person that may claim ownership of, or an interest in, such property.  Notwithstanding anything to the contrary herein, if Landlord shall have notified Tenant at the time of Landlord’s review and approval of the Plans, or subsequent request by Tenant to Landlord for its consent to any alteration(s), that it will be requiring Tenant to remove the non-standard or atypical office or atypical installations at or prior to the expiration of the term of this Lease, then Landlord, by notice given to Tenant at any time prior to the Expiration Date or not later than 15 days after any earlier termination of this Lease, may require Tenant, notwithstanding any other terms herein, to remove all or any fixtures that do not constitute a standard office installation, such as, by way of example only, kitchens, vaults, safes, raised flooring and stairwells.  If Landlord shall give such notice, then Tenant, at Tenant’s expense, prior to the Expiration Date, or, in the case of an earlier termination of this Lease, within 15 days after the giving of such notice by Landlord, shall remove the same from the Premises, shall repair and restore the Premises to the condition existing prior to installation thereof and shall repair any damage to the Premises or to the Building due to such removal.

Section 5.2             In order to preserve the fire insurance classification and rating of the Building and of the Demised Premises, Tenant covenants that it will not insert or install in the Demised Premises any material, paint, wall covering, curtain, drapery, furniture, fixtures or other items of personal property having a “surface flame spread ratio in excess of twenty-five (25)” as that term is used and commonly accepted for fire insurance rating purposes.

Section 5.3             Any mechanic’s lien filed against the Demised Premises or the Building for work done or claimed to have been done for, or materials furnished to, Tenant shall be discharged by Tenant, at Tenant’s expense, by payment, filing of the bond required by law or otherwise within thirty (30) days of the notice of such filing.

Section 5.4             Notwithstanding anything to the contrary herein contained, Tenant shall have the right, at its own cost and expense and without requiring Landlord’s consent, to make non-structural alterations to the Demised Premises provided (i) all governmental and municipal permits, consents and approvals are, at Tenant’s sole cost and expense, obtained and kept in full force and effect, (ii) the alterations would, and do, not consist of any changes or additions to the Building’s HVAC, electrical, plumbing and other mechanical systems other than the distribution portions of those systems exclusively serving, and which effect is confined to, the Demised Premises (for the consequences of which effect on the Demised Premises Landlord shall have no responsibility), (iii) the alterations would, and do, not increase Landlord’s cost of providing Building services over the standards set forth in this Lease that Landlord is required to furnish Tenant without additional charge, (iv) the aggregate cost of any discrete alterations or set of alterations does not exceed Twenty-Five Thousand and no/100 ($25,000.00 ) Dollars, (v) the alterations are not visible from any point outside of the interior of the Demised Premises, (vi) all such work is done in compliance with the Building’s rules and regulations governing such work and (vii) all changes affecting the Building’s HVAC, electrical, plumbing and other mechanical systems are done only by contractors designated by (but in no event affiliated with) Landlord, provided said work is at competitive rates,  it being understood and agreed that Tenant shall, prior to the undertaking of such alterations or repairs, furnish Landlord with (i) a full set of plans and specifications set forth for such work stamped “Approved” by the appropriate governmental or municipal agencies with jurisdiction thereof if such approval is necessary or (ii) copies of any working drawings that Tenant or its contractors or agents may have if no such approval is necessary.

ARTICLE 6

Compliance with Laws

Section 6.1             To the best of Landlord’s knowledge, the Building is in material compliance with Legal Requirements.  Tenant, at Tenant’s own expense, shall comply with all requirements of law, rules, ordinances or regulations, present or future, of any federal, state, municipal or other public authority having jurisdiction over the Demised Premises, and with all requirements of the New York Fire Insurance Exchange, or similar body, and of any liability insurance company insuring Landlord against liability for accidents in or connected with the Building, and shall not at any time use or occupy the Demised Premises in violation of the Certificate of Occupancy for the Building, or be in conflict with fire insurance policies covering the Building, or the fixtures and property therein, or in a manner contrary to the purposes set forth in Section 3.1 hereof. Tenant shall comply with all reasonable rules, regulations and orders of Landlord designed to promote the safety, good order and character of the Building as a first-class office building, and with respect to the placing of safes, machinery or other heavy material, and with the recommendations of any insurance carrier.  Any increase in the fire insurance premium applicable to the Building resulting from Tenant’s failure to comply with the foregoing or from the manner in which Tenant uses and occupies the Demised Premises, or any other expense caused to Landlord by reason of Tenant’s failure to comply with the foregoing, shall be paid by Tenant to Landlord, as Additional Rent on the first day of the month immediately following the effective date of such increase or the incurring of such expense, as the case may be.  In no event shall Tenant be obligated to remove any violations of record as of the date of this Lease nor shall Tenant be obligated to perform any remediation for any condition existing as of the date of this Lease that may become a violation of record, subject to Section 1.22 hereof.

Section 6.2              Notwithstanding anything in this Lease to the contrary, Tenant shall not be required to alter the Demised Premises in any manner to comply with Legal Requirements, or insurance requirements or environmental laws if (i) as of the date of this Lease such Legal Requirements, insurance requirements or environmental laws are in effect and the Demised Premises are in violation of same, (ii) the alterations are structural in nature, (including, without limitation, the installation of sprinklers in the Demised Premises) unless Tenant’s particular manner of use or method of operation (in contradistinction to the mere use of the Demised Premises for general and administrative office purposes) has given rise to the requirement to make a structural alteration, (iii) the alterations relate to any system or portion thereof, including, without limitation, heating, ventilating, air conditioning, plumbing, electrical or fire and/or smoke suppression and/or containment systems, unless Tenant installed the system or unless Tenant’s particular manner of use or operation (in contradistinction to the mere use of the Demised Premises for general and administrative office purposes) has given rise to the requirement to make such alteration to a system or (iv) the alterations relate to environmental contaminants, including, without limitation, asbestos, which contaminants existed prior to the date of this Lease.  In the event that any condition referred to in this Section 6.2 occurs, the result of which is the issuance of a violation or an adverse affect on Tenant’s operations, then Landlord will remove said violation or remediate the subject condition within twenty (20) days (unless removal or remediation is not reasonably possible within said period, provided Landlord  commences such removal or remediation within said twenty (20) day period and diligently pursues the completion of removal or remediation thereafter), failing which, on fifteen (15) days prior written notice to Landlord, Tenant may proceed to complete such removal or remediation and offset the reasonable cost thereof against the next installment(s) of Basic Rent.

ARTICLE 7

Assignment. Subletting. Mortgaging. Etc.

Section 7.1             Tenant shall not, by operation of law or otherwise, assign, mortgage, hypothecate or encumber this Lease, or sublet or permit the Demised Premises or any part thereof to be used or occupied by others, without Landlord’s prior written consent, in each instance, which consent shall not be unreasonably withheld or delayed,  except that Tenant may, provided it is not then in default hereunder beyond any applicable grace and notice period provided herein for the cure thereof, sublet all or any portion of the Demised Premises or assign all its interest in this Lease to its parent company or a corporation or other entity under common control with Tenant or a subsidiary or affiliate of it or its parent company, or to a corporation or other entity in which it is merged, consolidated or acquired by, or to which all or substantially all of its stock or  assets are sold (each of which entity is hereinafter referred to as a “Permitted Transferee”), in which event, Tenant shall (within thirty (30) days subsequent to the assignment or subletting, as the case may be) give Landlord written notice of such subletting or assignment, as the case may be, such notice to be accompanied by an agreement executed by the sublessee with such sublessee agreeing, to the extent of the term of the sublease and the portion of the Demised Premises so sublet, to perform Tenant’s obligations hereunder in the event of a subletting or by an assumption agreement executed in recordable form by Tenant and the proposed assignee in the event of an assignment, each of which agreements must in all respects be reasonably acceptable to Landlord. Any mortgage, hypothecation, sale, transfer or other disposition of any (i) partnership interest in Tenant (other than a transfer of an existing interest from one partner to another existing partner) if Tenant is a partnership or (ii) controlling interest in  stock or voting rights in Tenant (other than a transfer from an existing shareholder to another existing shareholder or whose shares are traded on a publicly listed stock exchange) if Tenant shall be a corporation, as the case may be, shall be deemed to be an assignment of this Lease.   The consent of Landlord to any assignment or subletting shall not (i) be deemed or construed to constitute a waiver of the provisions of this Section or (ii) relieve Tenant of the obligation, as a condition precedent, from first obtaining Landlord’s express written consent to any further assignment or subletting. If this Lease be assigned or if the Demised Premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of the prohibition on assignment, subletting and occupancy contained in this Article 7, or the acceptance of the assignee, undertenant or occupant, as tenant, or a release of Tenant or any guarantor of Tenant’s performance under this Lease from their obligations under this Lease and guaranty, respectively.

Section 7.2            Notwithstanding the provisions of Section 7.1 hereof, Tenant shall, subject to obtaining Landlord’s reasonable consent and subject to Landlord’s right to recapture as set forth in Section 7.3 hereof, have the right to assign this Lease or sublet a part of or  the entire Demised Premises, provided Tenant shall submit to Landlord (i) the name of the proposed assignee or subtenant, as the case may be; (ii) the terms and conditions of the assignment or subletting, as the case may be, including, but not limited to, the proposed commencement date; (iii) the nature and character of the proposed assignee or subtenant, as the case may be, and of its or their business; and (iv) banking, financial and other credit information relating to the proposed assignee or subtenant, as the case may be, reasonably sufficient to enable Landlord to determine the financial responsibility of the proposed assignee or subtenant, as the case may be. If the proposed assignee or subtenant, as the case may be, is, in the reasonable opinion of Landlord, of sufficient financial responsibility to enable such (y) assignee to perform the obligations on Tenant’s part to be paid and performed under this Lease or (z) subtenant to perform, to the extent provided in the sublease, the obligation on Tenant’s part to be paid and performed under this Lease, and the nature and character of the proposed occupancy of the Demised Premises by such proposed assignee or subtenant, as the case may be, conform to the character and dignity of the Building and to the other occupants thereof, Landlord agrees that its consent to the proposed assignment or subletting, as the case may be, shall not be unreasonably withheld or delayed, provided Landlord does not exercise its right of recapture, as hereinafter set forth.

Section 7.3             Upon the submission by Tenant of the information required by Section 7.2 hereof, Landlord shall have twenty (20) business days within which to determine whether or not to recapture this Lease from Tenant or, in the alternative, within which to consent to or to reject the assignee or subtenant, as the case may be, proposed by Tenant. If, within such twenty (20) business day period, Landlord advises Tenant that it will recapture this Lease, Tenant will, within thirty (30) days after such notification, execute and deliver to Landlord or to Landlord’s designee, an unconditional assignment of this Lease, in form and substance satisfactory to Landlord, effective as of a mutually agreeable date, but in no event later than the commencement date of such assignment or sublease, as the case may be.  Tenant shall not be entitled to consideration or payment from Landlord (or Landlord’s designee) in connection with any such assignment.  It is the intention of the parties that in the event of such assignment to Landlord, or Landlord’s designee, as a means of recapture, the cost of any required demising wall shall be split equally between Landlord and Tenant.  If, within such twenty (20) business day period Landlord advises Tenant that it will recapture this Lease, the Lease shall be terminated in the event of a request to assign or in the event of a sublet of all or more than fifty (50%) percent of the Demised Premises, then only with regard to such sublet premises, provided that said sublease or assignment is not to a Permitted Transferee.  If Landlord consents to the proposed assignment or subletting, as the case may be, requested by Tenant, Tenant shall be free to assign this Lease to the proposed assignee or sublet the Demised Premises to the proposed subtenant, as the case may be, for a period of one hundred twenty (120) days after the date of Landlord’s consent, which consent shall lapse, cease and terminate if the assignment or subletting is not accomplished within that one hundred twenty (120) day period. If Landlord fails or omits to give notice to Tenant within thirty (30) days of its receipt of the information required by Section 7.2 hereof, Landlord shall be deemed to have rejected the assignee or subtenant, as the case may be, proposed by Tenant.  In the event that Landlord shall, pursuant to Section 7.2 of this Lease, consent to any proposed assignment or sublease, as the case may be, Tenant must within sixty (60) days of such consent by Landlord, furnish Landlord with (i) an assignment of this Lease to the assignee executed in recordable form by Tenant accompanied by an assumption agreement executed in recordable form by Tenant and the proposed assignee in the case of an assignment, or (ii) a sublease executed in recordable form by Tenant and the subtenant and an agreement (enforceable by Landlord) executed in recordable form by Tenant and the subtenant with such subtenant agreeing to perform Tenant’s obligations under this Lease in the case of a sublease, each of which assignment, sublease and agreement must in all respects be reasonably acceptable to Landlord.  If Landlord exercises its option to terminate this Lease, then this Lease (or such part of the Demised Premises in the event of a sublet for less than the entire Demised Premises)  shall terminate on the proposed assignment or sublease commencement date specified in Section 7.2 and all Basic Rent and Additional Rent shall be paid and apportioned to such date.

Section 7.4             If Landlord shall, pursuant to any of the provisions of this Lease, decline to give its consent to any proposed assignment or subletting, as the case may be, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by any brokers or other persons who dealt with Tenant in connection with the proposed assignment or subletting, as the case may be.  Tenant covenants and agrees that each assignment of this Lease or subletting of the Demised Premises entered into by Tenant that requires Landlord’s approval or consent shall contain an express provision conditioning the validity and effectiveness of the assignment or subletting, as the case may be, and the rights hereunder of assignee or subtenant, as the case may be, to Landlord’s approval of the assignment or subletting, as the case may be. If it is judicially determined that Landlord had no right to withhold, delay or condition its consent to a proposed assignment or subletting, Landlord’s sole obligation and liability shall be limited to the granting of such consent promptly subsequent to that judicial determination.

Section 7.5             If Tenant shall sublease the Demised Premises to anyone or any entity other than a Permitted Transferee for rents or other sums which for any period shall exceed the Basic Rent and Additional Rent payable under this Lease for the same period, Tenant shall pay Landlord, as Additional Rent hereunder fifty percent (50%) of the amount of any rents, additional charges or other consideration payable, and paid, under the sublease to Tenant by the subtenant which is in excess of the Basic Rent and Additional Rent accruing during the term of this Lease net of reasonable and actual out-of-pocket brokerage, legal and architectural fees and the cost of any alterations made in compliance with this Lease incurred by Tenant in consummating said sublease.  Tenant shall make commercially reasonable efforts to enforce the terms, covenants and conditions of any such sublease.

Section 7.6             Tenant shall reimburse Landlord within ten (10) days for any reasonable  costs that may be incurred by Landlord in connection with any proposed assignment or sublease, including, without limitation, the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal fees and costs incurred in connection with considering any requested consent, but in no event more than $3,000.00 per request.

ARTICLE 8

Indemnification by Tenant

Section 8.1             Tenant shall defend (with counsel reasonably satisfactory to Landlord) and indemnify and hold harmless Landlord and Landlord’s directors, officers, employees, members and agents against any claim, expense, loss, or liability paid, suffered or incurred as the result of (a) any breach, violation or non-performance by Tenant, its agents, directors, officers, employees, contractors (and its and their employees), visitors and/or licensees, guests or customers of any covenant, condition or agreement of this Lease on Tenant's part to be fulfilled, kept, observed and performed, (b) any and all claims against Landlord of whatever nature arising from any act, omission or negligence of Tenant, its agents, directors, officers, employees, contractors (and its and their employees), visitors and/or licensees, guests or customers, (c) all claims against Landlord arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the term of this Lease in or about the Demised Premises, excluding, however, such claims resulting from any work or thing done in or about the Demised Premises by Landlord or Landlord’s employees, agents or contractors, and (d) all claims against Landlord arising from any accident, injury or damage occurring outside of the Demised Premises but anywhere within or about the Building, where such accident, injury or damage results or is claimed to have resulted from an act or omission of Tenant or Tenant’s agents, directors, officers, employees, contractors (and its and their employees), visitors and/or licensees, guests or customers.  Tenant shall not be entitled to assert any claims for damages to personal property, fixtures, installations or improvements, or to assert a claim that Tenant has been constructively evicted from all or any portion of the Demised Premises, because of a condition resulting from Landlord's fault or from the action or omission of any other tenant of leased space in the Building, unless Tenant shall have first informed Landlord, and such other persons as are entitled to notice pursuant to the provisions of Section 13.2 hereof, in writing, of the objectionable condition or conditions, and Landlord, or such other persons referred to in Section 13.2 hereof, shall have failed within a reasonable time after receipt of such notice to remedy the condition or conditions complained of.  The Tenant’s obligations to Landlord pursuant to this Article shall survive the termination of this Lease.

Section 8.2             (i)  Landlord shall indemnify and save Tenant and its employees and agents harmless from and against (i) any and all claims against Tenant which are caused by the negligence or willful misconduct of Landlord or its contractors, licensees, agents, employees or invitees in or about the Building, (ii) all claims against Tenant which arise from any construction or other work undertaken by Landlord in the Building during the term of the Lease, (iii) all claims against Tenant arising from any breach or default of the Lease by Landlord, and (iv) all claims against Tenant which arise from any accident, injury, or damage whatsoever, caused to any person or to the property of any person occurring in or about the Common Areas (as hereinafter defined), except if such is caused by the willful misconduct or  gross negligence of Tenant, its contractors, licensees, subtenants, agents, servants, employees, invitees or visitors.

            (ii) The term “ Common Areas” shall mean the parts of the Building and the Land designated by Landlord from time to time for the common use of all tenants.

ARTICLE 9

Services

Section 9.1             For the purposes of this Lease, the term “weekdays” shall exclude Saturdays, Sundays and holidays; and the term “holidays” shall mean New Year’s Day, Presidents’ Day, Decoration or Memorial Day, Independence Day, Labor Day, Thanksgiving and Christmas, and such other holidays as may from time to time be nationally recognized.

Section 9.2              Landlord shall provide access to the Demised Premises 24 hours per day, 7 days per week, including elevators that service the Building.

Section 9.3             (A)           Landlord shall, through the air-conditioning systems and heating systems of the Building, furnish to the Demised Premises, on weekdays, on an all-year round basis, air-conditioning or heating from 8:00 A.M. to 6:00 P.M. on weekdays and 8:00 A.M. to 1:00 P.M. on Saturdays, and subject to all laws, rules, regulations and statutes of all governments, including agencies and departments thereof having or claiming jurisdiction over the Building or the Demised Premises.  Tenant shall, in addition to the $3.35 per rentable square foot per year charge, reimburse Landlord for the cost of electricity used to operate Tenant’s supplemental HVAC, if any, the costs of which shall be determined by Landlord based upon an electrical survey that Landlord shall, from time to time, cause to be done.

(B)           Landlord will maintain the air-conditioning system in a manner befitting a first-class building, and will use reasonable care to keep the same in proper and efficient operating condition. Landlord will not be responsible for the failure of the heating, ventilating and air-conditioning systems to meet the requirements hereinbefore specified, if such failure results from the occupancy of the Demised Premises by more than an average of one person for each 200 square feet of rentable area, or if Tenant installs and operates machines and appliances the total connected electrical load of which exceeds six (6) watts per square foot -of rentable area, or if Tenant arranges or rearranges partitioning so as to interfere with the normal operation of the heating, ventilating and air-conditioning systems; it being understood and agreed that any changes required to rectify the situation, if the situation is rectifiable, shall be done by Landlord, at Tenant’s cost and expense, and all increases in costs necessary to operate said systems, if any, occasioned by, or resulting from, Tenant’s acts or omissions shall be chargeable to, and paid by, Tenant.

(C)           Tenant agrees to keep, and cause to be kept closed, all the windows and the Building doors in the Demised Premises at all times, and Tenant agrees to cooperate fully with Landlord, and to abide by all the regulations and requirements which Landlord may reasonably prescribe for the proper functioning and protection of said heating, ventilating and air-conditioning systems.

(D)           Provided Tenant gives Landlord written notice prior to (i) 1:00 P.M. of the applicable day for which after-hours services are being requested in the case of after-hours services on weekdays and (ii) 3:00 P.M. on the Friday preceding the applicable Saturday or Sunday for which after-hours services are being requested in the case of after-hours services on Saturdays or Sundays, Landlord will, on weekdays after 6:00 P.M. and on Saturdays between the hours of 8:00 A.M. and 1:00 P.M. (exclusive of holidays) and at any time on Sundays (exclusive of holidays), as the case may be, provide heating and/or air-conditioning, at the rate of (a) $95.00 per hour from April 1st through October 31st and $115.00 per hour from November 1st through March 31st where the after-hours service is requested for any day other than a Sunday or a holiday and the after-hours services requested are for a continuous, uninterrupted period for the day involved (i.e., the service is requested to commence at a specified time and to continue from that time to any specified period of time up to 8:00 A.M. of the following day in the case of a specified weekday or until midnight of a specified Saturday) and (b) $95.00 per hour from April 1st through October 31st and $115.00 per hour from November 1st through March 31st per hour on Sundays or where the after-hours services requested are not for a continuous, uninterrupted period (i.e., the service is requested to commence at a specified time on a weekday and to cease and then recommence prior to 8:00 A.M. of the following day or the service is requested to commence at a specified time on a Saturday and to cease and then recommence prior to midnight of that Saturday) with a minimum three (3) hour charge for each period (if there is any break between requested service, each period separated by a break shall be treated as a period) of such after-hours services. Landlord shall not be required to provide heating or air-conditioning on holidays.

Section 9.4             (A)           Tenant agrees to pay to Landlord as and for Additional Rent the cost of the electric service exclusive of the energy required for heat and air-conditioning to be furnished by Landlord during weekday business hours and Saturdays (exclusive of holidays) from 8:00 A.M. to 1:00 P.M. an amount computed at the rate of $3.35 per rentable square foot per year, payable monthly on the first of every month, based on 238 hours per month. The reference herein or in the succeeding paragraphs relating to rates, bills or charges of electricity and to escalation thereof shall be deemed to include and refer to any and all components of the bill rendered or to be rendered in the future by the utility company furnishing such electricity (the “ Utility Company”), including, but not limited to time of day charges, fuel adjustments, demand or other charges, and taxes. Tenant shall, in addition to the $3.35 per rentable square foot per year charge, reimburse Landlord for the cost of electricity used to operate Tenant’s supplemental HVAC, if any, the costs of which shall be determined by Landlord based upon an electrical survey that Landlord shall, from time to time, cause to be done.

(B)           The foregoing formula is predicated upon Tenant having a connected load of six (6) watts per rentable square foot.  Any excess above said six (6) watts per rentable square foot shall be charged to Tenant at the rate of $0.459 per rentable square foot per year, as such charge may be adjusted upwards as provided in Sections 9.6 and 9.7 hereof, for each excess watt (or part thereof, computed and adjusted to the nearest one-hundredth).

Section 9.5             In the event that Tenant shall require electricity service beyond the normal 238 hours per month, Tenant shall pay the additional charge of $.00117 per rentable square foot per hour (based on six (6) watts per rentable square foot), as such charge may be adjusted upwards as provided in Sections 9.6 and 9.7 hereof. Landlord will bill Tenant for said charges, on a monthly or quarterly basis, at Landlord’s option, and Tenant shall pay the same within thirty (30) days after its receipt of the bill therefor. Upon Tenant’s failure to pay any such bill for the foregoing charges, Landlord shall be entitled to collect such charges as in the case of a failure to pay rent. The provisions of this Article shall survive the expiration or earlier termination of this Lease.

Section 9.6             The rates referred to in Sections 9.3 through 9.5 are based upon current rates promulgated by the Utility Company. All of the rates referred to in the aforesaid Sections of this Article are subject to increase to reflect changes in rate and classifications and increases in rates employed by the Utility Company. Tenant agrees to pay such increase in rates and changes in rates and classifications , provided such increases are uniformly charged to all other tenants in the Building . Landlord shall give due notice to Tenant of any such increases or change in classification. Tenant shall not be or become entitled to a reduction in rent, Additional Rent, or to other reimbursement in the event it uses less energy than is contemplated by the aforesaid Sections of this Article.

Section 9.7             Landlord hereby reserves to itself the right, from time to time, to cause a reputable electric engineering company (the “Engineer”) to make a survey of Tenant’s electric energy usage requirements to determine whether the six (6) watts per rentable square foot limitation has been exceeded and, if so, to what extent. If these surveys indicate at the time that Tenant’s electricity usage exceeds six (6) watts per rentable square foot, and the cost to Landlord by reason thereof, computed on an annual basis at rates which would be charged by the Utility Company is in excess of the initial cost similarly computed, then the Additional Rent provided for in Section 9.4(B) shall be appropriately increased commencing with the first day of the month immediately following the completion of such survey and the submission of a copy thereof to Tenant and the increases shall be effective as of the date of the change of connected power load or electric consumption occurred (as determined by the surveyor) with such retroactive payment payable in a lump sum within thirty (30) days of Landlord’s furnishing Tenant with a bill therefor.

Section 9.8             Landlord reserves the right to discontinue furnishing such electric energy to Tenant at any time, upon giving not less than sixty (60) days prior written notice to Tenant to such effect, and from and after such effective date of termination, Landlord shall no longer be obligated to furnish Tenant with electric energy. If Landlord exercises such right of termination, this Lease shall remain unaffected thereby, and continue in full force and effect, and thereafter Tenant shall arrange to obtain electric service direct from the public utility company servicing the Building, utilizing the then existing electric feeders, risers and wiring serving the Demised Premises to the extent that the same are available, suitable and safe for such purpose. Landlord, at Tenant’s expense, shall do all work necessary to provide such direct service, including installations of meters, additional wiring and panel board, as may be necessary therefor, so as to enable Tenant to receive its electric current directly from the Utility Company without any expense to Landlord.

Section 9.9            Landlord shall have full and unrestricted access to all air-conditioning and heating equipment, and to all other utility installations servicing the Building and the Demised Premises. Landlord reserves the right temporarily to interrupt, curtail, stop or suspend air-conditioning and heating service, and all other utility, or other services, because of Landlord’s inability to obtain, or difficulty or delay in obtaining labor or materials necessary therefor, or in order to comply with governmental restrictions in connection therewith, or for any other cause beyond Landlord’s reasonable control. Except as specifically set forth herein, no diminution or abatement of Basic Rent, Additional Rent, or other compensation shall or will be claimed by Tenant, nor shall this Lease or any of the obligations of Tenant hereunder be affected or reduced by reason of such interruptions, stoppages or curtailments, the causes of which are hereinabove enumerated, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes an actual or constructive, total or partial eviction from the Demised Premises.

Section 9.10           Landlord agrees to provide in the Demised Premises all other services set forth in Exhibit D , annexed hereto and made a part hereof, entitled “Cleaning Schedule”. Landlord shall not be liable to provide any extra cleaning services occasioned by Tenant’s use of the Demised Premises after 6:00 P.M. on weekdays nor shall Landlord be required to provide cleaning services on Saturdays, Sundays or holidays.  In the event that Tenant desires such extra cleaning services, or the cleaning of the interior glass partitions, same shall be performed at Tenant’s sole cost and expense at then current standard rates in the Building.

Section 9.11           Tenant agrees that extraordinary waste, such as crates, cartons, boxes, etc. (the discarding of used furniture or equipment being deemed extraordinary waste) shall be removed from the Building and properly disposed of away from the Land by Tenant, at Tenant’s own cost and expense. At no time shall Tenant place any waste of any kind in any public areas. If Tenant does so, the parties agree that everything so placed is abandoned and of no value to Tenant, and Landlord may have the same removed and disposed of at Tenant’s expense. This remedy is in addition to any other remedies Landlord may have.

ARTICLE 10

Inspection By Landlord - Right To Enter

Section 10.1           Tenant, at all times during the term hereof after reasonable advance notice to Tenant (except in an emergency, in which event only such notice, if any, as is reasonable under the circumstances shall be required), shall permit inspection of the Demised Premises during business hours by Landlord, and Landlord’s agents or representatives, and by or on behalf of prospective purchasers and/or mortgagees, and, during the twelve (12) months next preceding the expiration of this Lease, shall permit inspection thereof by or on behalf of prospective tenants.

Section 10.2           Tenant shall permit Landlord to erect, use and maintain unexposed pipes, wires, ducts and conduits in and through the Demised Premises. Landlord or Landlord’s agents shall have the right, after reasonable advance notice to Tenant (except in an emergency, in which event only such notice, if any, as is reasonable under the circumstances shall be required) to enter the Demised Premises to facilitate the making of repairs and improvements to other portions of the Building, including other tenant’s space, and to make such repairs or alterations as Landlord deems desirable for the proper operation of the Building. Landlord shall have the right to enter the Demised Premises at any time, to examine them, or when necessary for the protection of the Demised Premises and/or the Building. In connection with the foregoing, Landlord shall be allowed to take all materials into and upon the Demised Premises that may be required for such repairs, improvements or alterations, without the same constituting an eviction of Tenant, in whole or in part, and without any abatement or diminution of the Basic Rent or Additional Rent. In making of such repairs or alterations, Landlord, to the extent practicable and consistent with efficiency and economy, will exercise reasonable diligence so as to minimize the disturbance of or interference with the business of Tenant. Nothing herein contained, however, shall be deemed or construed to impose on Landlord any obligation, responsibility or liability whatsoever for the care, supervision or repair of the Building or any part thereof, other than as herein provided. Landlord shall also have the right, at any time, without the same constituting an actual or constructive eviction, and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways and corridors, elevators, stairs, toilets or other public parts of the Building, provided Landlord, at its expense, shall make such alterations, additions or changes which may be required to adapt the Demised Premises to such new conditions.

ARTICLE 11

Condemnation

Section 11.1           If all, or substantially all, of the Building shall be lawfully condemned or taken in any manner for any public or quasi-public use, this Lease shall cease and terminate as of the date of vesting of title in the conditions.

Section 11.2           If a portion of the Building or parking area shall be so condemned or taken, but if such taking shall substantially affect the Demised Premises or if such condemnation or taking shall be of a substantial part of the Demised Premises, Landlord and Tenant shall each have the right, by delivery of notice in writing to the other party, to terminate this lease and the term and estate hereby granted, as of the date of the vesting of title in the condemnor. If neither party shall so elect, this Lease shall be and remain unaffected by such condemnation or taking, except that, effective as of the date of actual taking, the Basic Rent payable by Tenant shall be diminished by an amount which shall bear the same ratio to the Basic Rent as the rentable square foot floor area of the portion of the Demised Premises taken bears to the rentable square foot floor area of the Demised Premises, and Tenant’s Proportionate Share shall be adjusted accordingly.

Section 11.3           In the event of the termination of this Lease in accordance with the provisions of Section 11.1 or 11.2 hereof, the Basic Rent and the Additional Rent shall be apportioned and prorated accordingly. In the event of any taking, partial or otherwise, Tenant shall not be entitled to claim or receive any part of any award or compensation which may be awarded in any such condemnation proceeding, or as a result of such condemnation or taking, whether the same be for the value of the unexpired term of this Lease or otherwise, or to any damages against Landlord and/or the condemning authority. Nothing herein contained, however, shall be deemed to preclude Tenant from making any separate claim against the condemnor for the value of any fixtures or other installations made by Tenant in the Demised Premises and which do not, upon installation or the expiration or earlier termination of this Lease, become the property of Landlord, or for Tenant’s moving expenses.

ARTICLE 12

Fire and Other Casualty and Required Insurance

Section 12.1          (a)           If the Demised Premises or any part thereof shall be damaged by fire or other casualty, Tenant shall give immediate notice thereof to Landlord and this Lease shall continue in full force and effect except as hereinafter set forth.

(b)           If the Demised Premises are partially damaged or rendered partially unusable by fire or other casualty, the damages thereto shall be repaired by and at the expense of Landlord and the rent, until such repair shall be substantially completed, shall be apportioned from the day following the casualty according to the part of the premises which is usable.

(c)           If the Demised Premises are totally damaged or rendered wholly unusable by fire or other casualty, the rent shall be paid up to the time of the casualty and thenceforth shall cease until the date when the premises shall have been repaired and restored by Landlord, subject to Landlord’s right to elect not to restore the same as hereinafter provided.

(d)           If the Demised Premises are rendered wholly unusable (whether or not the Demised Premises are damaged in whole or in part) or if the Building shall be so damaged that Landlord shall decide to demolish it or to rebuild it then, in any of such events, Landlord may elect to terminate this Lease by written notice to Tenant given within ninety (90) days after such fire or casualty specifying a date for the expiration of this Lease, which date shall not be more than sixty (60) days after the giving of such notice, and upon the date specified in such notice, the term of this Lease shall expire as fully and completely as if such date were the date set forth above for the expiration of this Lease and Tenant shall forthwith quit, surrender and vacate the premises without prejudice, however, to Landlord’s rights and remedies against Tenant under the Lease provisions in effect prior to such termination, and any rent owing shall be paid up to such date and any payments of rent made by Tenant which were on account of any period subsequent to such date shall be returned to Tenant. Unless Landlord shall serve a termination notice as provided for herein, Landlord shall make the repairs and restorations under the conditions of (b) and (c) hereof, with all reasonable expedition subject to delays due to adjustment or insurance claims, labor troubles and causes beyond Landlord’s control.

(e)            If the Demised Premises shall be substantially damaged or destroyed during the final year of the term of this Lease or if at any time during the term of this Lease to the extent that repair or restoration would require more than nine (9) months or if it in fact takes more than nine (9) months to repair, Tenant shall have the option, to be exercised by giving written notice to Landlord, within thirty (30) days of the occurrence of such damage or failure to complete same by expiration of said nine (9) month period, to terminate this Lease and the Term and estate hereby granted as of the date of such damage or destruction.  Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or casualty, except as may be expressly provided otherwise in Section 12.2.

Section 12.2           Landlord will secure an appropriate clause in, or endorsement to, any fire and extended coverage insurance policy covering the Building, pursuant to which its insurance companies (i) waive all right of claims and/or subrogation against Tenant with respect to losses payable under such policies and/or (ii) agree that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all rights of recovery against any party for losses covered by such policies, Landlord agrees that it will not make any claim against or seek to recover from Tenant for any loss or damage to the Building covered by such fire and extended coverage insurance to the extent that the entire loss or damage has been paid by the insurance company and collected by Landlord. If, as a condition of making either of the aforesaid clauses or endorsements available to Landlord, the insurance carrier of Landlord shall require the payment of an additional premium, over and above the normal and standard premium for the coverage involved, Landlord will notify Tenant of such premium or charge, and if Tenant shall require that either of the available clauses or endorsements be contained in Landlord’s policy or policies, Tenant agrees to and shall pay the additional premium cost or charge. Landlord shall carry throughout the term of this Lease (i) all-risk full replacement cost (or in such lower amount as the then holder of the first mortgage shall permit) fire and extended coverage insurance on the Building and all realty improvements therein, including a rent loss endorsement for at least twelve (12) months, (ii) comprehensive general liability insurance with respect to all Common Areas of the Building in an amount not less than that required of Tenant with respect to the Demised Premises, and (iii) workers’ compensation equal to the statutory requirements or that required of Tenant under this Lease with respect to its employees.

Section 12.3           Tenant acknowledges that Landlord will not carry insurance on Tenant’s personal property, contents, furniture and/or furnishings or any fixtures or equipment, improvements, or appurtenances removable by Tenant and agrees that Landlord will not be obligated to repair any damage thereto or replace the same, for any reason whatsoever.  Tenant shall, throughout the term of this Lease, maintain at its own cost and expense, (a) insurance against loss or damage by fire and such other risks and hazards as are insurable under present and future standard forms of fire and extended coverage insurance policies (including, without limitation, protection against vandalism, malicious mischief and sprinkler, equipment, boiler and machinery insurance against leakage or explosion), to the personal property, furniture, furnishings and fixtures belonging to Tenant located in the Demised Premises, in an amount adequate to cover actual replacement cost, which insurance policies may include a provision for the deduction from any recovery thereof of a sum in such amount as is then standard in insurance policies insuring property similar to Tenant’s property, (b) comprehensive general liability insurance in the amounts set forth in Section 12.5, (c) worker’s compensation and employer’s liability insurance in the amounts set forth in Section 12.5, and (d) umbrella liability insurance in the amounts set forth in Section 12.5.  All insurance required to be maintained by Tenant under this Lease shall be approved by Landlord and shall be provided by insurance companies with an A.M. Best Rating of “AX” or better and who are licensed by the state of New York.  Prior to Tenant’s taking occupancy of, or undertaking work in, any portion of the Demised Premises, and thereafter not less than thirty (30) days prior to the expiration of any policy or policies, evidence of the issuance, or renewal, of such policy or policies, or a new certificate for the initial or renewal period, as the case may be, shall be delivered to Landlord.  Such evidence or certificate shall clearly state that the insurance coverage applies in New York State.  Such insurance shall name Landlord, Landlord’s controlled subsidiaries, and Landlord’s agents, officers, directors, members servants and employees as additional insureds on a primary basis and shall contain an agreement on the part of the insurance company (A) not to cancel such policy or coverage, or change the terms of such coverage, without thirty (30) days prior written notice to Landlord and (B) that no act or omission of any named assureds will invalidate the policy as to the other named insureds. In the event of the occurrence of any fire or other casualty insured against by Tenant’s policy, Landlord, at the time of the occurrence of any such event, when called on to do so by Tenant, will by appropriate written instrument, assign to Tenant all of Landlord’s right, title and interest in and to such insurance proceeds.  Tenant agrees to look solely to its insurance company for payment for any loss or damage to its property, and not to make any claim against, or seek to recover from, Landlord, its officers, directors, members, servants, agents or employees for such loss or damage, whether or not the loss or damage was due to the acts or omissions of Landlord or its officers, directors, members, servants, agents or employees. Upon the occurrence of any casualty insured against, Tenant shall have full authority to, and shall, take all necessary measures to negotiate, compromise or adjust any loss under Tenant’s policy. Tenant hereby waives any and all right of recovery, which it might otherwise have against Landlord, its employees and servants, agents and employees for loss or damage to Tenant’s furniture, furnishings, fixtures and personal property. Tenant, at its cost and expense, will cause its insurance carrier to include, in each policy of insurance that Tenant is, by the terms and provisions of this Lease, required to obtain or which is obtained by Tenant, an endorsement (i) waiving the right of subrogation against Landlord and Landlord’s agents, officers, directors, members, servants and mortgagees with respect to losses payable under such policies or (ii) agreeing that such policies shall not be invalidated should the insured waive in writing prior to a loss any or all right of recovery against any party for losses covered by such policies.

Section 12.4           Subject to the foregoing provisions of this Article 12, Tenant hereby expressly waives the provisions of Section 227 of the Real Property Law, or any other law or statute hereafter enacted of similar import, and agrees that the foregoing provisions of this Article shall govern and control in lieu thereof.

Section 12.5           Tenant shall maintain at its own cost and expense:

(a)           Commercial General Liability Insurance covering the Demised Premises on an occurrence basis with minimum limits of liability in an amount equal to One Million ($1,000,000.00) Dollars for bodily injury, personal injury or death to any one person and Two Million ($2,000,000.00) Dollars for bodily injury, personal injury or death to more than one (1) person, or a single limit of Two Million ($2,000,000.00) Dollars for bodily injury, personal injury or death per occurrence, and with a separate limit of Two Million ($2,000,000.00) Dollars for Products/Completed Operations per occurrence, and Two Hundred Fifty Thousand ($250,000.00) Dollars with respect to damage to property by water or otherwise, such policy shall name Landlord, the holder of any mortgage and/or over, ground or master lease on all or any portion of Landlord’s interest in the Land and/or Building, as additional named assureds to the extent of Tenant’s acts or omissions or the acts or omissions of Tenants’ contractors, agents, its and their employees and its guests, customers or invitees and shall provide that the same may not be cancelled or terminated without at least thirty (30) days written notice to Landlord and the additional named assureds by the insurance company issuing such policy, and that no act or omission to act of Tenant shall invalidate such insurance as to Landlord and the other additional named assureds;

(b)           Worker’s Compensation and Employer’s Liability Insurance in accordance with the laws of the State of New York;

(c)           Umbrella liability insurance with maximum limits of liability in an amount equal to Five Million ($5,000,000.00) Dollars per occurrence with a Five Million ($5,000,000.00) Dollar minimum aggregate; and

(d)           When reasonably required by Landlord, such other insurance against other insurable hazards and in such amounts as may from time to time be commonly and customarily insured against and are generally available for tenants in first-class, Class A office buildings in Nassau County, New York.

Section 12.6            During the term of this Lease and any renewal hereof, Landlord shall keep and maintain in full force and effect, standard liability and property insurance in amounts and on terms that are commonly and customarily insured against and are generally available for and selected by other owners of similar class multi-tenanted office buildings located on Long Island, New York.

Section 12.7            Tenant shall have the right to insure and maintain the insurance coverages set forth in this Article 12 under blanket insurance policies covering other premises occupied by Tenant so long as such blanket policies comply as to terms and amounts with the insurance provisions set forth in this Lease; provided that upon request, Tenant shall deliver to Landlord a certificate of Tenant’s insurer evidencing the portion of such blanket insurance allocated to the Demised Premises.

ARTICLE 13

Subordination

             Section 13.1   Provided that a fully executed non-disturbance agreement is delivered to Tenant in the form annexed hereto as Exhibit H , this Lease shall be, and at all times shall continue to be, subject and subordinate to (i) all mortgages and/or over, ground or master leases which may now or hereafter affect all or any portion of the Land, Building and other improvements now or hereafter erected on the Land and any and all further advances on all such mortgages, and (ii) any renewals, spreaders, increases, modifications, consolidations, replacements and extensions of such mortgages or leases. This clause shall be self-operative, and no further instrument of subordination shall be required, except Tenant, if requested by any such mortgagee or lessor or proposed mortgagee or lessor, agrees to confirm this subordination by promptly executing (in recordable form) any certificate or other document that Landlord may reasonably request in confirmation of such subordination.  Landlord will obtain a non-disturbance agreement from the holder of the mortgage currently encumbering the Land and the Building  and shall obtain a non-disturbance agreement from the future holder of any mortgage encumbering the Land or the Building in substantially the same form as annexed as Exhibit H attached hereto.

Section 13.2           Tenant, for the benefit of any mortgagee, agrees that:

(a)           except as otherwise provided for herein, it will not pay to Landlord more than one month’s rent in advance;
 and

(b)           in the event of any default on the part of Landlord arising out of or accruing under this Lease, whereby the validity or the continued existence of this Lease might be impaired or terminated by Tenant by reason of any such default or defaults, Tenant will give written notice thereof to any mortgagee or holder of a ground, master or over lease affecting all or any part of the Land and/or Building, and grant to such mortgagee or holder of a ground, master or over lease a reasonable time after the giving of such notice by Tenant to cure and following the time when such mortgagee or leaseholder shall have become entitled under the applicable mortgage or lease to remedy the same, and that such right on the part of any such mortgagee or holder of a ground, master or over lease to cure any such default or defaults shall not be deemed to create any obligation on such party’s part to cure or to undertake the elimination of any such default or defaults, unless the mortgagee or holder of a ground, master or over lease elects to do so.

ARTICLE 14

Certificates by Tenant and Landlord

Section 14.1           At any time and from time to time, Tenant, for the benefit of Landlord and the holder of any mortgage or ground, master or over lease affecting all or any portion of the Land and/or Building, on at least fifteen (15) days prior written request by Landlord, will deliver to Landlord a written statement, in recordable form, certifying that this Lease is not modified and is in full force and effect (or if there shall have been modifications, that the same is in full force and effect as modified, and stating the modifications), the Commencement Date and the dates to which the Basic Rent, Additional Rent and other charges have been paid, and whether or not, to the best knowledge of the signer of such statement, there are any then existing defaults on the part of either Landlord or Tenant in the performance of the covenants, conditions or other provisions of this Lease, and, if so, specifying the default of which the signer of such statement has knowledge.

ARTICLE 15

Events of Default

Section 15.1     If Tenant defaults in fulfilling any of the covenants of this Lease including, without limitation, the covenants for the payment of Basic Rent, Additional Rent or any other charge or payment payable under this Lease and Tenant fails to cure such default within five (5) days of receipt of written notice from Landlord of such default (any failure after notice in such payment being hereinafter referred to as a “ Monetary Default”); or if the Demised Premises become abandoned for a period in excess of twenty (20) business days other than as a result of a casualty rendering the Demised Premises untenantable; or if there shall be filed by or against Tenant in any court pursuant to any statute a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver, custodian or trustee of all or a portion of Tenant’s property or if Tenant makes an assignment for the benefit of creditors, or petitions for or enters into arrangement with creditors (any of which events are hereinafter referred to as an “ Event of Insolvency”); or if any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Demised Premises shall be taken or occupied by someone other than Tenant; then, in any one or more of such events, upon Landlord serving a written fifteen (15) days notice upon Tenant specifying the nature of said default and upon the expiration of said fifteen (15) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of is other than a Monetary Default and shall be of a nature that the same cannot be completely cured or remedied within said fifteen (15) day period, and if Tenant shall not have diligently commenced curing such default within such fifteen (15) day period, and if Tenant shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default, then Landlord may serve a written three (3) days notice of cancellation of this Lease upon Tenant, and upon the expiration of said three (3) days, this Lease and the term thereunder shall end and expire as fully and completely as if the expiration of such three (3) day period were the day herein definitely fixed for the end and expiration of this Lease and the term thereof and Tenant shall then quit and surrender the Demised Premises to Landlord but Tenant shall remain liable as hereinafter provided.

Section 15.2       If the notice provided for in Section 15.1 hereof shall have been given, and the term shall expire as aforesaid or if Tenant shall make default in the payment of the basic annual rent reserved herein or any item of Additional Rent herein mentioned or any part of either or in making any other payment herein required  after notice and opportunity to cure provided for in Section 15.1 ; then and in any of such events Landlord may re-enter the demised premises either by force or otherwise and dispossess Tenant and the legal representative of Tenant or other occupants of the demised premises by summary or other legal proceedings or otherwise and remove their effects and hold the premises as if this Lease had not been made, and Tenant hereby waives the service of notice of intention to re-enter or to institute legal proceedings to that end.

Section 15.3      Notwithstanding any expiration or termination prior to the Lease expiration date as set forth in this Article 15, Tenant’s obligation to pay Basic Rent and Additional Rent under this Lease shall continue to and cover all periods up to the date provided in this Lease for the expiration of the term hereof.

Section 15.4      In case of any such re-entry, expiration and/or dispossess by summary proceedings or otherwise as set forth in this Article 15 (a) the rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, together with such expenses as Landlord may reasonably incur for legal expenses, reasonable attorneys’ fees, brokerage fees, and/or putting the Demised Premises in good order, or for preparing the same for re-rental; (b) Landlord may relet the premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term of this Lease and may grant concessions or free rent; and/or (c) Tenant and its successors shall, in addition to the other rights and remedies and damages Landlord has, or may claim, prove or collect, by virtue of any other provision contained herein or by virtue of any statute or rule of law, also pay Landlord as liquidated damages (and not as a penalty) for the failure of Tenant to observe and perform said Tenant’s covenants herein contained: (y) any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the demised premises for each month of the period which would otherwise have constituted the balance of the term of this Lease or, at Landlord’s option, (z) a sum which at the time of such termination of this Lease or at the time of any such re-entry by Landlord, as the case may be, represents the then value of the excess, if any, of (i) the aggregate amount of the basic annual rent and the Additional Rent which would have been payable by Tenant (conclusively presuming the average monthly Additional Rents to be the same as were payable for the year, or if less than three hundred sixty-five (365) days have then elapsed since the commencement date, the partial year, immediately preceding such termination or re-entry) for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the date contemplated as the expiration date hereof if this Lease had not so terminated or if Landlord had not so re-entered the demised premises, over (ii) the aggregate rental value of the demised premises for the same period , discounted at the rate of six (6%) percent.  The failure or refusal of Landlord to relet the premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Landlord may reasonably incur in connection with reletting, such as legal expenses, reasonable attorneys’ fees, brokerage fees and for keeping the demised premises in good order or for preparing the same for reletting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent days specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord, at Landlord’s option, may make such alterations, repairs, replacements and/or decorations in the demised premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of reletting the demised premises; and the making of such alterations and/or decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for failure or refusal to relet the demised premises or any parts thereof, or, in the event that the demised premises are relet, for failure to collect the rent thereof under such reletting. In the event of a breach or threatened breach by Tenant of any of the covenants or provisions hereof, Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy, in law or in equity.

Section 15.5   In the event Tenant fails to pay within five (5) days of the date  when due any installment of Basic Rent or item of Additional Rent herein mentioned or any part of either or making any other payment herein required, then Tenant shall, in addition to, and not in substitution of, the unpaid installment, item or charge or any part of the same, pay to Landlord, on demand, interest at the prime rate published by The Wall Street Journal plus five (5%) percent (or if such rate be illegal, then the highest permissible rate) on the unpaid installment, item or charge from the due date of the respective installment, item or charge, or all or any portion thereof through the date of payment.  In addition, Tenant shall at such time as each such late or delinquent payment is paid, pay to Landlord as administrative charge (and not as a penalty) the amount of Five Hundred ($500.00) Dollars for each such late or delinquent payment to reimburse Landlord for the expense and time in handling such delinquent payments.  Nothing contained in this Section 15.5 shall be a grant of a grace period or in any way toll or extend any payment date, it being understood that Landlord may reject or refuse to accept any delinquent or late payment.  Notwithstanding the foregoing, no such administrative charge shall be imposed or such interest assessed on the first late payment of Basic Rent in any period of twelve (12) consecutive months (not necessarily calendar months) during the term of this Lease, provided that Tenant pays such installment of Basic Rent by the fifteenth (15th) day of the month in which such unpaid installment is due.

ARTICLE 16

Waivers

Section 16.1      After re-entry thereupon, by Landlord, or after any warrant to dispossess or judgment in ejectment, Tenant, for itself and for all persons claiming through or under it, hereby expressly waives any and all rights which are or may be conferred upon Tenant by any present or future law to redeem the Demised Premises, or after reentry, to any new trial in any action of ejectment under any provision of law. If Landlord shall acquire possession of the Demised Premises by summary proceedings, or in any other lawful manner without judicial proceedings, it shall be deemed a re-entry within the meaning of that word as used in this Lease.

Section 16.2      Except in the case of any action, proceeding or counterclaim brought or asserted by either of the parties against the other for personal injury or property damage, Landlord and Tenant hereby waive a trial by jury of any and all issues arising in any action or proceeding or counterclaim between the parties hereto, or their successors, arising out of or in any way connected with this Lease (or any of its provisions), Tenant’s use or occupancy of the Demised Premises, and/or any claim of injury or damage. Tenant hereby expressly waives the right to interpose a counterclaim (other than any compulsory counterclaim)  against Landlord in any summary proceeding brought by Landlord against Tenant pursuant to this Lease, and agrees that it will not seek to consolidate or join for trial with any such summary proceedings, any action or proceeding Tenant may theretofore have commenced, or thereafter commence, against Landlord.

Section 16.3      Failure of Landlord to insist on strict performance of the covenants, conditions or other terms of this Lease, or to exercise any option herein conferred on Landlord in any one or more instances, shall not be construed as a waiver or relinquishment for the future of any covenants, conditions, options or terms, but the same shall be and remain in full force and effect. The receipt by Landlord of any installment of Basic Rent or item of Additional Rent or other charge payable hereunder with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in writing and signed by Landlord. No surrender of the Demised Premises shall be valid unless accepted by Landlord in writing. This Lease shall not be modified by any oral or implied agreement or custom, all the terms of the contract between Landlord and Tenant having been fully set forth herein.

ARTICLE 17

Landlord May Cure Defaults

Section 17.1      In the event of any breach of this Lease, or of any covenant hereof by Tenant, Landlord may, at any time thereafter, on reasonable notice to Tenant, cure such breach for the account and at the expense of Tenant. If Landlord, by reason of such breach, is compelled or elects to pay any sum of money, or do any act which would require the payment of any sum of money, or incurs any expense, including reasonable attorney’s fees, in instituting, prosecuting or defending any action or proceeding to enforce Landlord’s right hereunder or otherwise, the sums so paid or expenses and obligations so incurred by Landlord, together with interest at the per annum rate of eighteen (18%) percent (or if such rate be illegal, at the highest permissible rate) through the date of payment shall be deemed to be an item of Additional Rent hereunder, and shall be paid by Tenant to Landlord within ten (10) days of rendition of a bill to Tenant therefor.

ARTICLE 18

Miscellaneous Provisions

Section 18.1      Intentionally Omitted.

Section 18.2      Common parking areas shall be provided at no additional cost for use by Tenant, its personnel and visitors in common with such other parties as Landlord shall permit to use the same on a “first come, first served” basis. Landlord reserves the right, at all times during the term hereof, to designate and redesignate such parking areas and to prescribe the use thereof and to promulgate and enforce rules and regulations with respect to the same. Tenant, its permitted assignees and subtenants, personnel and visitors shall not, at any time, park trucks or delivery vehicles in any of the areas designated for automobile parking. Tenant shall not be entitled to any minimum or maximum number of parking spaces or areas except reserved spaces based on the ratio of one (1) space per 1,000 rentable square feet shall be designated for Tenant’s exclusive use in the locations  shown on the  Exhibit F  annexed to this Lease .. Landlord shall have no responsibility to police or otherwise insure Tenant’s use thereof. All parking spaces and parking areas shall be unattended and shall be utilized at the vehicle owner’s own risk.  Landlord shall not be liable for any injury to persons or property or loss by theft, or otherwise, of any vehicle or its contents.  Nothing herein contained shall prevent or preclude Landlord from reserving certain parking spaces or areas to be used on a designated or reserved basis by the parties designated by Landlord , as long as Landlord maintains the aforementioned reserved spaces and parking ratios required by code for Tenant’s non-exclusive parking.

Section 18.3      Landlord agrees that Tenant’s move into the Building will take place on Saturdays, Sundays and holidays, and that during the period while Tenant is in the process of moving into the Building, Landlord, if requested by Tenant, shall, at Tenant’s expense, furnish air-conditioning or heating, as the case may be, and elevators to serve the Demised Premises, and Tenant hereby acknowledges that Landlord will require Landlord’s personnel (not to exceed two people) to be present during the move-in and that the costs therefor shall be paid by Tenant. The costs of such personnel are currently $57.00 per hour, including tax, per employee. Tenant agrees to give at least four (4) days prior written notice to Landlord of the date of any such move, to use the loading areas designated by Landlord for such moving and for deliveries, and to otherwise abide by the rules established by Landlord as respect deliveries to or moving into or out of the Demised Premises or the Building.

Section 18.4       The parties covenant and agree that neither this Lease nor any of the Certificates set forth in Article 14 of this Lease shall be recorded.

Section 18.5      If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

Section 18.6      If Landlord is unable to deliver possession of all or any portion of the Demised Premises because of the holding-over or retention of possession of any tenant, under tenant or occupant, or for any other reason, Landlord shall not be subject to any liability for failure to give possession and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any way to extend the term of this Lease , except as otherwise expressly provided in this Lease .. If permission is given to Tenant to enter into the possession of all or any portion of the Demised Premises prior to the date specified as the commencement of the term of this Lease, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay rent  or additional rent .. The provisions of this section are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

Section 18.7      Tenant shall defend (with counsel satisfactory to Landlord) and indemnify and save Landlord harmless from and against any liability or expense arising from the use and occupation of the Demised Premises by Tenant or anyone on the Demised Premises with Tenant’s permission or from any breach of this Lease.

Section 18.8      Landlord shall, by virtue of the computerized tenant listing system located in the Building’s main lobby and without expense to Tenant, initially list on such system the name of Tenant and such officers or employees of Tenant, as Tenant shall designate in writing to Landlord.  Landlord shall, from time to time, have the right to change or alter the Building’s directory system, provided that there is always a directory system in place. Landlord shall, at no cost or expense to Tenant, install Tenant’s name and, at Tenant’s reasonable cost and expense, the name of any permitted sublessee or assigns on the multi-tenant directory in the lower level.

Section 18.9      This Lease may be executed in one or more counterparts, each of which shall be deemed an original.  Said counterparts shall constitute one and the same instrument and shall be binding upon each of the undersigned as fully and completely as if all had executed the same instrument.

Section 18.10     As of the date hereof, there is a fitness facility in the Building (the “Fitness Facility”) maintained and operated by Landlord that is available only to tenants of Jericho Plaza at the annual rate of One Hundred Sixty Five and 00/100 ($165.00) Dollars.  The Fitness Facility shall be maintained and operated by Landlord for so long as, in Landlord’s sole discretion, the Fitness Facility is located in the Building.

ARTICLE 19

Quiet Enjoyment

Section 19.1      If and so long as Tenant pays the Basic Rent, Additional Rent and other charges reserved or payable under this Lease, and performs and observes all the covenants and provisions hereof, Tenant may quietly enjoy the Demised Premises during the term of this Lease, without hindrance or molestation by any one claiming by or through Landlord, subject, however, to the terms of this Lease and to all ground, over or master leases and the mortgages hereinbefore mentioned and to which this Lease is subordinate.

ARTICLE 20

Definitions

Section 20.1      The term “Landlord” as used in this Lease, shall mean only the owner, or the mortgagee in possession, for the time being, of the Land or the Building (or the owner, or the leasehold mortgagee in possession, of a lease of the Land or the Building), so that in the event of any transfer of title to said Land and/or Building or said lease, or in the event of a lease of the Building or of the Land, the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, arising after such transfer, and it shall be deemed and construed as a covenant running with the Land, without further agreement between the parties or their successors in interest, or between the parties and the transferee of title to said Land and/or Building or said lease, or the said lessee of the Land or the Building, that the transferee of title or the lessee has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder.

Section 20.2       The term “rent” as used in this Lease, shall mean Basic Rent, Additional Rent and all other charges or payments payable under this Lease.

ARTICLE 21

Surrender

Section 21.1      On the last day of the term demised, or on the sooner termination thereof, Tenant shall peaceably and quietly leave, surrender and yield up unto Landlord the Demised Premises, broom-clean, in good order and repair, ordinary wear and tear excepted, together with all alterations, additions and improvements which may have been made in the Demised Premises, except as otherwise provided for under this Lease. All property not removed by Tenant shall be deemed abandoned by Tenant. If the Demised Premises are not surrendered at the end of the term in the condition and on the basis provided for in this Lease, Tenant shall indemnify Landlord against damage, loss and liability resulting from Tenant’s failure or refusal to surrender the Demised Premises in the condition and on the basis provided in this Lease, and Tenant, on demand of Landlord, shall reimburse Landlord for such damage, loss and liability and which damage, loss and liability shall include, without limitation, claims made by any succeeding tenant founded on Landlord’s delay in delivering the Demised Premises. Notwithstanding anything to the contrary herein contained, Tenant agrees that the minimal use and occupancy charge payable by Tenant for any holdover period shall be at a per annum rate (prorated for the holdover period) equal to one and one half times the rent payable by Tenant for the last lease year of the expired term, but nothing herein contained shall be a consent by Landlord to such holdover.

ARTICLE 22

Notices

             Section 22.1      Any notice or demand, consent, approval or disapproval required to be given by the terms and provisions of this Lease or under any statute, shall be in writing, and shall be given or made by mailing the same, by prepaid, certified mail, or by overnight mail  addressed to (i) Landlord at Two Jericho Plaza, Jericho, New York 11753, with a copy to Eric C. Rubenstein, Esq., Ruskin Moscou Faltischek, P.C., East Tower, 15th Floor, 1425 RXR Plaza, Uniondale, New York 11556-0190 and (ii) Tenant at One Jericho Plaza, Jericho, New York 11753, Attn: Eric Gatoff, CEO, with a copy to Farrell Fritz, P.C., 1320 RXR Plaza, Uniondale, New York 11556-1320, Attn: Robert E. Sandler, Esq.

Either party, however, may designate in writing such new or other address to which such notice given hereunder by mail shall be deemed delivered when deposited in a general or branch office maintained by the United States Postal Service, enclosed in a certified, prepaid wrapper, addressed as hereinbefore provided.

ARTICLE 23

Rules and Regulations

Section 23.1      Tenant and Tenant’s servants, employees and agents shall observe faithfully and comply strictly with the rules and regulations set forth in Exhibit E attached hereto and made a part hereof, and such other and further reasonable rules and regulations as Landlord or Landlord’s agents may from time to time adopt. Written notice of any additional rules or regulations shall be given to Tenant. Nothing in this Lease contained shall be construed to impose on Landlord any duty or obligation to enforce the rules and regulations, or the terms, covenants or conditions in any other lease, against any other tenant of the Building, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees.

ARTICLE 24

No Representations by Landlord

Section 24.1      Landlord and Landlord’s agents have made no representations or promises with respect to the Building or the Demised Premises, except as herein expressly set forth. This Lease sets forth the full understanding of the parties. No agreement hereafter made shall be effective to change, modify, discharge or constitute an abandonment of this Lease, in whole or in part, unless such agreement is in writing and signed by the party against whom enforcement of such change, modification, discharge or abandonment is sought.

ARTICLE 25

Inability to Perform

Section 25.1      This Lease, and the obligation of Tenant to pay Basic Rent, Additional Rent and the other charges payable hereunder and to perform all the other covenants and agreements hereunder on the part of Tenant to be performed shall in no way be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease, or to supply, or is delayed in supplying, any service expressly or impliedly to be supplied, or is unable to make, or is delayed in making, any repair, addition, alteration or decoration, or is unable to supply or is delayed in supplying any equipment or fixtures, if Landlord is prevented from or delayed in doing so by reason of strikes or labor troubles, or any outside cause whatsoever, including, but not limited to, governmental preemption in connection with a national emergency, or by reason of any rule, order or regulation of any department or subdivision thereof of any governmental agency, or by reason of the condition of supply and demand which have been or are affected by war or other emergency.

Section 25.2      Landlord’s agreement to do the work in the Demised Premises as set forth herein or to make repairs or to perform any of its obligations under this Lease shall not require it to incur overtime costs and expenses, and except as otherwise expressly provided in the Lease,  shall be subject to Unavoidable Delays, which term “Unavoidable Delays” is defined as those delays due to the events set forth in Section 25.1 and to Acts of God, governmental restrictions, strikes, labor disturbances, shortages of materials and supplies, and any other causes or events beyond Landlord’s reasonable control.

ARTICLE 26

Broker

Section 26.1      Landlord and  Tenant warrant and represent to each other that they have not dealt with any broker other than CB Richard Ellis and The Rochlin Organization (collectively, the “Broker”) and Jeff Lichtenberg, as consultant (the “Consultant”),  in connection with this transaction and had no conversations or dealings with any other broker in connection with this transaction.  So far as either party is aware the Broker is the only broker who negotiated this Lease.  Each party hereby indemnifies the other against any claims of any other broker or party by reason of said broker or party having had any conversations or dealings with Tenant in connection with this transaction and each party does hereby indemnify the other party against the same and agrees to reimburse the other party for any damages that he other party might sustain by reason of such claims including the cost of defending any action, including reasonable legal fees, in connection therewith. Based on the foregoing representation and indemnity, Landlord agrees to pay and to be solely responsible for the payment of the brokerage commission or other compensation payable to the Broker and a consulting fee to the Consultant  in connection with this transaction, as per separate agreement between Landlord and Broker and Landlord and Consultant, if any.

ARTICLE 27

Successors and Assigns

Section 27.1     The covenants and agreements contained in this Lease shall inure to the benefit of, and be binding on the parties hereto and on their respective successors in interest and legal representatives, except as expressly otherwise hereinbefore provided.

ARTICLE 28

Exculpation

Section 28.1      If Landlord or any successor in interest of Landlord shall be an individual, joint venture, tenancy-in-common, firm or partnership, general or limited, there shall be no personal liability on such individual or on the members of such joint venture, tenancy-in-common, firm or partnership in respect to any of the covenants or conditions of this Lease on Landlord’s part to be performed. Further, Tenant shall look wholly and solely to the equity of Landlord in the Real Property for the satisfaction of the remedies of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of a default by Landlord hereunder, and no other property or assets of Landlord or its partners or principals, disclosed or undisclosed, shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Demised Premises.

ARTICLE 29

Article Headings

Section 29.1      The Article headings in this Lease and the Table of Contents prefaced to this Lease are inserted only as a matter of convenience and reference. They are not deemed as limiting in any manner the content of the provisions which they describe, and are not to be given any effect whatsoever in construing the provisions of this Lease.

ARTICLE 30

Antenna System

Section 30.1      Tenant, at its sole cost and expense, shall be permitted to install a satellite dish or antenna (“ Antenna System”) of a size approved in advance by Landlord and in a location on the roof of the Building approved in advance by Landlord, subject to the following conditions:

(a)          Tenant shall comply with all rules, regulations and policies of Landlord regarding the installation of antennae;

(b)          The right to install and maintain the Antenna System shall be subject to Tenant not being in default under this Lease;

(c)          Tenant may not generate any income from the resale of service of radio communications or for broadcasting or providing telecommunication services to others;

(d)          Tenant shall prepare and submit drawings and specifications showing the proposed location of all components of the Antenna System and a detailed description of the equipment that Tenant proposes to install and the work that Tenant proposes to perform in connection with the installation of the Antenna System, which shall all be subject to Landlord’s approval;

(e)          Tenant shall be required to obtain all approvals and permits from the Department of Buildings of the Town of Oyster Bay and any other governmental or quasi-governmental authority having jurisdiction;

(f)          Tenant shall pay the reasonable expenses of Landlord and its engineers, architects or consultants regarding the review of plans and specifications and the supervision of the installation of the Antenna System;

(g)          Tenant shall keep and maintain the Antenna System in a safe condition and in good order and state of repair, comply with all required governmental approvals and applicable rules regulations and policies of Landlord applicable to the Antenna System and its use, operation and maintenance, and comply with all precautions and safeguards required by Landlord’s insurance company with respect to the Antenna System;

(h)          At Landlord’s request, and at Tenant’s sole cost and expense, Tenant shall paint the portion of the Antenna System on the roof in a color selected by Landlord not less frequently than once every two (2) years, install and maintain such lightning rods and/or air terminals on or about the portion of the Antenna System on the roof of the Building, as Landlord may require, comply with all requirements of the Federal Communications Commission or any successor thereto and any other federal, state or local governmental or quasi-governmental authorities exercising similar jurisdiction, and obtain and pay for promptly, as and when due, all applicable licenses and respective copyrights, trade secrets, proprietary or other tangible or intangible property rights of any kind whatsoever employed by Tenant in connection with the operation of the Antenna System;

(i)          Tenant shall use and operate the Antenna System in a manner that does not in any way constitute a health hazard or danger to property or interfere with any radio, television or other telecommunications transmissions or receptions of Landlord or of any of Landlord’s other tenants, occupants or licensees;

(j)          Tenant shall, at any time and from time to time following Landlord’s request, relocate the Antenna System or any portion thereof to a location designated by Landlord;

(k)          Prior to the date which is thirty (30) days before the expiration date or earlier termination of the Lease, Tenant shall, at Tenant’s sole cost and expense, remove the Antenna System and repair any damage to the Building occasioned by reason of installation, operation, maintenance or removal of the Antenna System; and

(l)          If Tenant elects to install a VSAT on the roof of the Building (the “Satellite”), Tenant shall pay, as Additional Rent, the annual sum of Two Hundred Fifty and 00/100 ($250.00) Dollars.  The installation, size and location of the Satellite shall be subject to Landlord’s prior review and approval.

ARTICLE 31

Renewal Option

Section 31.1      Provided Tenant is not in a Monetary Default under this Lease (subsequent to any required notice and the expiration of any cure period), and has not assigned its interest in this Lease or sublet the Demised Premises, or any part thereof (other than to a Permitted Transferee) at the time of the exercise of the within option and as of the effective date of the renewal, Tenant shall (provided that this Lease shall not have been theretofore earlier terminated) have one (1) option (the “ Renewal Option”) to extend the term of this Lease for a five (5) year renewal period (the “ Renewal Term”) upon the terms and conditions set forth herein.

Section 31.2      (a)  The Renewal Term shall commence on the expiration of the last lease year of the term of the Lease and shall expire on the fifth (5th ) anniversary ther eof (the “ Renewal Expiration Date” ), or such earlier date upon which this Lease may be terminated as herein provided.

(b)            The Renewal Option may be exercised only by Tenant giving Landlord written notice (the “ Renewal Notice” ) of such exercise at least nine (9) months prior to the expiration date of the last lease year of the term of the Lease, provided, however, that the Renewal Notice shall be validly and effectively given only if, on the date that Tenant shall exercise the Renewal Option (the “ Exercise Date” ) the requirements of Section 31.1 have been satisfied.   TIME SHALL BE OF THE ESSENCE with respect to the giving of the Renewal Notice by Tenant to Landlord.

(c)            Notwithstanding anything to the contrary contained in this Section 31.2, if, on the comm encement of the Renewal Term, there shall be an uncured monetary default by Tenant beyond any applicable notice and cure period, then Landlord, in Landlord’ s sole and absolute discretion, may elect, by written notice to Tenant, to void Tenant’ s exercise of the Renewal Option, in which case Tenant’ s exercise of the Renewal Option shall be of no force or effect and this Lease shall terminate on the last day of last year of the term of the Lease, unless sooner canceled or terminated pursuant to the provisions  of this Lease or by law.

(d)            If Tenant shall validly exercise the Renewal Option in accordance with the provisions of this Section 31.2, then this Lease shall be extended for the Renewal Term upon all of the same terms, covenants and conditions contained in this Lease other than for any provisions relating to Landlord’ s obligation to do any construction or other work in the Demised Premises prior to the Commencement Date or to give an allowance for any such construction or other work in the Demised Premise s prior to the Commencement Date, and the update in the Base Tax Year for purposes of determining Additional Rent,  except that during the Renewal Term, (i) the annual Basic Rent for the first year of the Renewal Term shall reflect the then fair market val ue of the Demised Premises taking into consideration similar spaces in comparable buildings in the region and as determined in accordance with Section 31.3 and (ii) from and after the Exercise Date but subject to the provisions of Section 31.2(c) all refer ences in this Lease to the expiration or termination of this Lease shall be deemed to refer to the last date of the Renewal Term and all references in this Lease to the “term” shall be deemed to include the Renewal Term.

Section 31.3      The in itial determination of Basic Rent shall be made by Landlord pursuant to notice (the “ FMV Notice” ) to Tenant no earlier than two hundred seventy (270) days and no  later than one hundred eighty (180) days prior to the commencement of the Renewal Term.  Such determination shall be binding unless Landlord shall receive a notice from Tenant (the “ FMV Objection Notice” ) objecting to Landlord’ s determination and providing Tenant’ s determination, within 30 days after Landlord shall have given Tenant the FMV Notice.  If Landlord and Tenant fail to agree upon the Basic Rent for the Renewal Term within 15 days from Landlord’ s receipt of the FMV Objection Notice, then Landlord and Tenant shall each give notice to the other setting forth the name of a disinterested and i ndependent appraiser.  If either party shall fail to give such a designation of an appraiser within 10 days of the expiration of such 15-day period, then the first appraiser shall make the determination alone.  If both parties properly designate the name o f an appraiser, the appraisers shall then have 20 days to confer with each other and attempt to reach an agreement as to the Basic Rent.  If the two appraisers shall concur as to the determination of the Basic Rent for the Renewal Term, such determination  shall be final and binding on Landlord and Tenant.  If the two appraisers fail to agree within said 20-day period, then they shall designate a third disinterested and independent appraiser.  The decision of such third appraiser shall be final and binding o n Landlord and Tenant.

Section 31.4     TIME SHALL BE OF THE ESSENCE with regard to Tenant’ s delivery of the Renewal Notice for the Renewal Term.  If Tenant shall fail to deliver to Landlord the Renewal Notice exactly as and when required under t his Article, the Renewal Option shall terminate immediately and shall have no further force or effect.  The parties acknowledge that they have fully negotiated the terms and provisions of this Article.  Tenant acknowledges and agrees that Landlord has gran ted Tenant the Renewal Option in consideration for Tenant’ s agreement that the same shall be strictly construed and enforced and that in the event the Renewal Option shall terminate as provided above, Tenant shall not be entitled to any grace, notice or cu re periods otherwise provided under this Lease.

ARTICLE 32

Intentionally Omitted

ARTICLE 33

Storage Space

            Section 33.1   Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the six hundred seven (607) usable square feet of storage space (the “ Storage Space”) on the concourse level of the Building known as Storage Unit #10 as shown on the floor plan thereof annexed hereto and made a part hereof as Exhibit G.

            Section 33.2 Tenant’s obligation to pay rent (the “ Storage Rent”) for the Storage Space shall commence on the Commencement Date, as set forth in the following schedule:

Lease Year	Annual Storage Rent	Monthly Storage Rent
1	$10,926.00	$910.50
2	$11,144.52	$928.71
3	$11,367.36	$947.28
4	$11,594.76	$966.23
5	$11,826.72	$985.56
6	$12,063.24	$1,005.27
7	$12,304.56	$1,025.38
8	$12,550.68	$1,045.89
9	$12,801.72	$1,066.81
10	$13,057.80	$1,088.15

Section 33.3     Storage Rent shall be payable in equal monthly installments on the first day of each month during the term of the Lease, in advance.

[Remainder of page left intentionally blank; Signature page follows]

IN WITNESS WHEREOF , the parties hereto have duly executed this Agreem ent the day and year first above written.

LANDLORD:
O NE-TWO JERICHO PLAZA OWNER,
LLC

By:	/s/ John A Saraceno, Jr.
	Name:	John A. Saraceno, Jr.
	Title:	Authorized Signatory

TENANT:
NATHAN’ S FAMOUS SERVICES, INC.

By:	/s/ Eric Gatoff
	Name:	Eri c Gatoff
	Title:	Chief Executive Officer

STATE OF NEW JERSEY	)
) ss.:
COUNTY OF MIDDLESEX	)

On the 28th day of August, in the year 2009, before me, the undersigned, a Notary Public in and for said state, personally appeared John A. Saraceno, Jr., personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrumen t, the person or the entity upon behalf of which the person acted, executed the instrument.
/s/ Patricia A. Tiedmann
Notary Public

PATRICIA A. TIEDMANN
NOTARY PUBLIC OF NEW JERSEY
Commission Expires 8/13/2012

STATE O F NEW YORK	)
) ss.:
COUNTY OF SUFFOLK	)

On the 24th day of August, in the year 2009, before me, the undersigned, a Notary Public in and for said state, personally appeared Eric Gatoff, personally known to me or proved to me on the basis of satisfactor y evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity and that by his signature on the instrument, the person or the entity upon behalf of which the person acted, exec uted the instrument.
/s/ Mary Hyland
Notary Public

MARY HYLAND
Notary Public, State of New York
No. 01HY4824424
Qualifed in Suffolk County
Commission Expires, May 31, 2010